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                                                                    EXHIBIT 10.3

                            BASIC LEASE INFORMATION

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LEASE DATE:                       November 23, 1999

TENANT:                           VIROLOGIC, INC., a California corporation

TENANT'S ADDRESS:                 Until the Term Commencement Date:


                                  270 East Grand Avenue
                                  South San Francisco, CA 94080

                                  After the Term Commencement Date:

                                  345 Oyster Point Boulevard
                                  South San Francisco, CA 94080

LANDLORD:                         Trammell Crow Northern California Development, Inc.

LANDLORD'S ADDRESS:               1241 East Hillsdale Blvd., Ste. 200
                                  Foster City, CA 94404
                                  Phone: (650)578-8100
                                  Fax:   (650)345-2506

PROJECT:                          A two (2) building project totaling approximately 107,960 square feet to be constructed on approximately 13,924 acres of land to be known as 335 Oyster Point Boulevard, South San
                                  Francisco, California 94080 which legal description is contained herein in Exhibit A-1.

BUILDING:                         That approximately 53,980 square foot two (2) story building to be constructed as part of the
                                  Project and to be known as 335 Oyster Point Boulevard, South San Francisco, California 94080, as
                                  approximately depicted on the site plan attached as Exhibit A-2.

PREMISES:                         The Building to be known as 335 Oyster Point Boulevard, South San Francisco, California 94080 as
                                  shown herein in Exhibit A-3.

PERMITTED USE:

                                  Office, laboratory and warehouse, and other related legal uses subject to Landlord's approval which shall not be unreasonably withheld.

PARKING DENSITY:                  3.3 non-designated spaces per 1000 square feet of rentable area.

ESTIMATED TERM
COMMENCEMENT DATE:                July 20, 2001

LENGTH OF TERM:                   One Hundred Twenty (120) months
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RENT:
  Base Rent                       MONTHS OF TERM          RENT PER SQUARE FOOT          ESTIMATED MONTHLY RENT
                                  --------------          --------------------          ----------------------

                                  Months 1-12             $1.97 psf per month           $106,341
                                  Months 13-24            $2.03 psf per month           $109,579
                                  Months 25-36            $2.09 psf per month           $112,818
                                  Months 37-48            $2.15 psf per month           $116,057
                                  Months 49-60            $2.22 psf per month           $119,836
                                  Months 61-72            $2.28 psf per month           $123,074
                                  Months 73-84            $2.35 psf per month           $126,853
                                  Months 85-96            $2.42 psf per month           $130,632
                                  Months 97-108           $2.50 psf per month           $134,950
                                  Months 109-120          $2.57 psf per month           $138,729

                                  Base Rent is subject to adjustment as provided in Sections 6A and 37E of this Lease

  Estimated First Year            $.40 psf per month, estimated at $21,592/mo.
    Basic Operating Cost

SECURITY DEPOSIT:                 $127,933

TENANT'S PROPORTIONATE SHARE:

                                  Subject to change, but based on the rentable square feet of the Premises divided by the total rentable square feet of the Building and the Project, respectively, estimated as follows:

                                                  Of Building:                  100%
                                                  Of Project                    50%

BROKER:                           Cresa Partners, LLC
                                  Trammell Crow NW, Inc.
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The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Defined terms in the Lease shall have the meanings ascribed to them in the Basic Lease Information unless otherwise stated. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control. The term "days" as used in this Lease means "calendar days" unless the specific term "business days" is used.
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                               TABLE OF CONTENTS
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                                                                            PAGE
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     Basic Lease Information...............................................  (i)

     Table of Contents..................................................... (ii)

 1.  Premises..............................................................   1

 2.  Term..................................................................   1

 3.  Possession............................................................   1

 4.  Use...................................................................   1

 5.  Rules and Regulations.................................................   3

 6.  Rent..................................................................   3

 7.  Basic Operating Cost..................................................   3

 8.  Insurance and Indemnification.........................................   5

 9.  Waiver of Subrogation.................................................   6

10.  Landlord's Repairs....................................................   6

11.  Tenant's Repairs......................................................   7

12.  Alterations...........................................................   7

13.  Signs.................................................................   7

14.  Inspection/Posting Notices............................................   7

15.  Utilities.............................................................   8

16.  Subordination.........................................................   8

17.  Financial Statements..................................................   8

18.  Estoppel Certificate..................................................   8

19.  Security Deposit......................................................   9

20.  Tenant's Remedies.....................................................   9

21.  Assignment and Subletting.............................................  10

22.  Authority of Parties..................................................  10

23.  Condemnation..........................................................  11

24.  Casualty Damage.......................................................  11

25.  Holding Over..........................................................  12

26.  Default...............................................................  12

27.  Liens.................................................................  13

28.  Transfers By Landlord.................................................  13

29.  Right of Landlord to Perform Tenant's Covenants.......................  13

30.  Waiver................................................................  14

31.  Notices...............................................................  14

32.  Attorneys' Fees.......................................................  14

33.  Successors and Assigns................................................  14

34.  Force Majeure.........................................................  14

35.  Brokerage Commission..................................................  14

36.  Miscellaneous.........................................................  14

37.  Additional Provisions.................................................  15

Signatures.................................................................  17
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                                   EXHIBITS:
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Exhibit A-1....................................................Legal Description
Exhibit A-2............................................................Site Plan
Exhibit B-1.....................................Initial Improvements of Premises
Exhibit B-2..................................Interior Improvement Specifications
Exhibit B-3................................Moveable Equipment and Trade Fixtures
Exhibit C.........................................Initial Project Specifications
Exhibit C-1..................Site Plan, Elevations and Preliminary Planting Plan
Exhibit D............................................Tenant Estoppel Certificate
Exhibit E..........................Rules and Regulations for Tenants' Contractor
Exhibit F.....................................Disclosed Hazardous Materials List
Exhibit G................................Agreement Regarding Shell Modifications
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
                                     LEASE

THIS LEASE is made as of this 23 day of November, 1999, by and between Trammell Crow Northern California Development, Inc., a Delaware corporation, (hereinafter called "Landlord") and ViroLogic, Inc., a California corporation (hereinafter called "Tenant").

PREMISES

1. Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises, for the Term, at the rental, and upon all of the terms and conditions set forth in this Lease. The Premises is comprised of the building which is commonly known and designated as 335 Oyster Point Boulevard, South San Francisco, CA (sometimes referred to herein as the "Building") and is depicted on Exhibit A-3. The Premises comprises one hundred percent (100%) of the rentable area of the Building. The Building is part of the Project. The Building is crosshatched on Exhibit A-2. Landlord shall, at its sole cost and expense, construct the Building shell, parking lot, exterior common areas, and landscaping approximately in the manner depicted on Exhibit C and Exhibit C-1 hereto ("Initial Project Specifications"). The Initial Project Specifications shall include, without limitation, the Building shell, roof, all exterior windows and doors, fire sprinklers below the roof line and below the second deck line, and utilities and services to the Building exterior. Notwithstanding their depiction in the Initial Project Specifications, the roof screens shall be provided by Tenant at Tenant's sole cost and expense. Upon Landlord's delivery of Early Possession (as provided in Section 3 hereof), Tenant shall perform Tenant's Work (as defined in Exhibit B-1 hereto) for the Premises. Tenant's Work shall be performed in the manner described in Exhibit B-1 hereto.

TERM

2. The Term of this Lease ("Term") shall commence on the term commencement date ("Term Commencement Date") and continue in full force and effect for the number of months specified as the Length of Term in the Basic Lease Information or until this Lease is terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date. The Term Commencement Date shall be the date which is the one-hundred twentieth (120th) day after the date on which Landlord tenders Early Possession of the Premises to Tenant in accordance with the provisions of Section 3 of this Lease. Within ten
      (10) days after requested by Landlord, Landlord and Tenant shall execute an amendment to this Lease stating and confirming the Term Commencement Date and Tenant's acceptance of the Premises.

POSSESSION

3. Landlord shall permit Tenant, or Tenant's agents, to enter the Premises ("Early Possession") immediately after the concrete floor for the second deck of the Building has been poured for the purpose of performing Tenant's Work and installing Tenant's equipment, Fixtures, Trade Fixtures and furniture. The estimated date for Early Possession is March 20, 2001. If Landlord is unable by February 3, 2002 for any reason other than Tenant Delay or Force Majeure to deliver to Tenant Early Possession, Tenant may by written notice to Landlord given not later than February 8, 2002, terminate this lease in which case this Lease shall terminate upon Landlord's receipt of such notice and Landlord shall promptly refund to Tenant the first month's Base Rent and Security Deposit and cancel the Letter of Credit. For purposes of this Section 3 only "Tenant Delay" shall mean (i) any default by Tenant under this Lease, including, but not limited to, any failure to pay when due any monetary sum due hereunder;
      (ii) any failure by Tenant to deliver within the time required hereunder to any request by Landlord for information or approval required hereunder; (iv) any construction delay caused by Tenant's request for changes in the Initial Project Specifications or other Project Specifications which was caused by Landlord or its agents and is not related to Tenant's particular proposed use of the Premises; or (v) any construction delay caused by interference with the performance of Landlord's Work caused by Tenant or Tenant's agents. Landlord shall deliver, and Tenant shall accept delivery and take immediate possession of the Premises on the Term Commencement Date. The terms "Fixture" or "Trade Fixture" as used herein shall be defined as anything attached in any manner to Landlord's property, except that equipment shall not be deemed a Fixture merely because of the manner in which such equipment is connected to the electrical supply of the Building. All portable, unattached items are Tenant's property. Tenant and Landlord agree that Tenant does not own any Trade Fixtures in the Premises except those items listed in Exhibit B-3 or otherwise agreed to in a separate writing between Landlord and Tenant. Landlord owns all remaining Trade Fixtures. In connection with Tenant's Early Possession, from and after the date on which Tenant or its agent first enters the Premises therefor, all of the terms and conditions of this Lease (including, but not limited to, insurance and indemnity provisions) shall be applicable to Tenant's occupancy save and except for the requirement to pay Base Rent and Basic Operating Costs.

USE

4. A. GENERAL. Tenant shall use the Premises for the Permitted Use and for no other use or purpose. Tenant shall control Tenant's employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, "Tenant's Parties") in such a manner that Tenant and Tenant's Parties cumulatively do not exceed the Parking Density at any time. Tenant and Tenant's Parties shall have the nonexclusive right to use, in common with other parties occupying the Building or the Project, the parking areas and driveways of the Project subject to such rules and regulations as Landlord may from time to time prescribe.

      B. LIMITATIONS. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants of the Building or the Project or interfere with their use of their respective premises. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises or the Project. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises or the Project. Tenant shall not allow any sale by auction upon the Premises or the Project, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any harmful liquids in the drainage system of the Building or the Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or the Project with any of the above-referenced rules or any other terms or provisions of such tenant's or occupant's lease or other contract.

      C. COMPLIANCE WITH REGULATIONS. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to Landlord's representations and warranties set forth in this Lease and subject to all existing or future applicable municipal, state and federal and other governmental



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


statutes, regulations, laws and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy and possession of the Premises and the use, storage, generation and disposal of Hazardous Materials (hereinafter defined) in, on and under the Premises (collectively "Regulations"). Except for matters which occurred prior to the Term Commencement Date and were not caused directly or indirectly by Tenant or by any of Tenant's Parties, Tenant shall, at Tenant's sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and the use of the Premises and/or Tenant's and Tenant's Parties' use, storage, generation of Hazardous Materials in, on and under the Premises. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant's use of the Premises. Tenant shall promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, or about the Premises or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, the Building or the Project, or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys' fees or liability arising out of the failure of Tenant to comply with any Regulation or comply with the requirements as set forth herein. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be responsible for compliance with any laws, codes, ordinances or other governmental directives where such compliance is caused by Landlord's failure to cause the Building Shell to be constructed in compliance with all then applicable laws. Landlord warrants that on the Commencement Date the Building Shell shall comply with all laws, codes, ordinances, and other governmental requirements applicable to the Premises and/or the Project as of the date the building permit was issued.

D. HAZARDOUS MATERIALS. Tenant shall not cause, or allow any of Tenant's Parties to cause, any Hazardous Materials to be generated, stored, used, treated, removed, transported, handled and disposed of on or about the Premises, the Building or the Project without Landlord's prior written approval, provided that, Tenant shall be permitted to use the Disclosed Hazardous Materials in the ordinary course of its business subject to the conditions and requirements of this Lease. Landlord's conditional authorization of the Disclosed Hazardous Materials shall be strictly limited to the types and quantities described in Exhibit F, and shall not be construed as an authorization for Tenant to generate, store, use, treat, remove, transport, handle or dispose of any additional quantities of Disclosed Hazardous Materials or any other Hazardous Materials in, on, about or under the Premises, Building or the Project. Tenant acknowledges that any change in the types or quantities or Disclosed Hazardous Materials described in Exhibit F, or any material change in the means and methods of generating, storing, treating, removing, transporting, handling or disposing of such Disclosed Hazardous Materials, shall require the prior written approval of Landlord in each instance. Tenant represents and warrants to Landlord that (a) prior to its use of Hazardous Materials on the Premises, it will have received or obtained issuance of, and will maintain in effect, all permits, approvals, licenses, or other authorizations necessary for Tenant's activities with respect to the Disclosed Hazardous Materials, and (b) Tenant has not been cited, fined, or otherwise found to be in violation of any governmental requirement or fire, safety and insurance requirements or regulations applicable to any Disclosed Hazardous Materials or any other Hazardous Materials in any other leased premises. At least once during each twelve (12) month of the Lease Term, Tenant shall provide Landlord with an inventory list describing the minimum and maximum quantities of each of the Disclosed Hazardous Materials generated, stored, used, treated, removed, transported, handled and disposed of on or about the Premises, the Building or the Project the succeeding twelve (12) months, and a copy of its Hazardous Materials Management Plan ("HMMP") in the form submitted by Tenant to the fire department. Tenant agrees to notify Landlord immediately if Tenant receives notification or otherwise becomes aware of: (a) any threatened or actual release, spill or discharge of any Disclosed Hazardous Materials in, on, about or under the Premises, the Building or the Project, or (b) any threatened or actual lien, action, or proceeding or notice that any Disclosed Hazardous Materials or any other Hazardous Materials is not being generated, stored, used, treated, removed, transported, placed, manufactured, handled, or disposed of in strict compliance with any and all governmental requirements and regulations or applicable fire, safety or insurance requirements and regulations. If Tenant or any of Tenant's Parties is partially or wholly responsible or potentially responsible for such condition, situation, lien, action or notice, Tenant's notice to Landlord shall include a statement as to the actions Tenant proposes to take in response to such condition, situation, lien, action or notice. As used in this Lease, "Hazardous Materials" shall include, but not be limited to, hazardous, toxic and radioactive materials and those substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or other similar designations in any federal, state, or local law, regulation, or ordinance. Landlord shall have the right at all reasonable times to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Tenant. Tenant shall indemnify, defend (by counsel selected by Landlord), protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage or disposal of Hazardous Materials by Tenant or any of Tenant's
Parties, which indemnity shall include, without limitation, attorneys' and consultants' fees, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant's obligation of indemnification pursuant to this Paragraph 4.D. Tenant's obligations pursuant to the foregoing indemnity shall survive the termination of this Lease. Notwithstanding anything to the contrary in this Lease, Landlord warrants that on the Commencement Date to the best of Landlord's knowledge the Premises and the Project, and the land and groundwater thereunder, are free of contamination in excess of allowable limits by any Hazardous Materials introduced by Landlord or its employees, officers, or directors or, except for substances and materials within allowable limits used in the ordinary course of construction, by Landlord's contractors. In the event of any breach of the foregoing warranty, Landlord shall promptly rectify the same as the sole costs and expense and shall indemnify, defend, and hold Tenant harmless from and against any actual damages, liability, suits, losses, claims, actions, costs or expenses (including attorneys' and consultants' fees and costs) suffered by Tenant in connection with any such breach.

RULES AND REGULATIONS

5. Tenant shall faithfully observe and comply with any rules an regulations Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises, the Building, or the Project. Tenant shall cause Tenant's Parties to comply with all such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or the Project with any of the rules and regulations.

RENT


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6.    A. BASE RENT. Base Rent for the Premises shall be calculated on the basis of the rentable square feet of the Premises at the rates specified in the Basic Lease Information and shall be subject to upward adjustment as provided in Section 37E of this Lease. Rentable square feet shall include all areas inside the Building as determined by Landlord's architect. Tenant's obligation to pay Base Rent for the Premises shall commence on the Term Commencement Date. Upon completion of Landlord's Work (as defined in Exhibit B-1 hereto), Landlord's architect shall certify to Landlord the retable square feet of the Premises, measured from the outside of exterior walls, but including areas below the "dripline" in the exterior entrances and exits and including all areas within the Building such as, but not limited to, utility rooms and shafts for mechanical equipment. Landlord's architect shall also certify the rentable square feet of the Project. Landlord's architect's certification of rentable square feet for the Premises, the Building and the Project shall be binding upon both Landlord and Tenant for all purposes under this Lease. Landlord and Tenant currently estimate that the rentable square feet of the Premises and the Base Rent for the Premises will be as stated in the Basic Lease information. Upon receipt of the architect's certification of rentable square feet, the actual Base Rent shall be determined and, if requested by Landlord, Landlord and Tenant shall enter into an amendment of this Lease which states the actual Base Rent as so determined. Upon determination of the actual Base Rent for the Premises, Landlord and Tenant shall adjust, if necessary, the Base Rent deposited by Tenant for the first full month of the Term as provided in Paragraph 6.B, below.

      B. PAYMENTS. Tenant shall pay to Landlord, without demand throughout the Term, Base Rent as specified in the Basic Lease information and finally determined as provided in Paragraph 6.A., payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing. Base Rent and Estimated Basic Operating Costs as defined in Paragraph 7.A. for the first full month of the Term (based upon the estimated rentable area as hereinabove provided) less the Inducement Deposit shall be paid by Tenant upon Tenant's execution of this Lease. If the obligation for payment of Base Rent commences on other than the first day of a month, then Base rent (calculated at the rate applicable to the second full month of the Term) for the partial month shall be prorated on the basis of the actual number of days in the month.

      C. ADDITIONAL RENT. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charges described in Paragraph 26.D., any monies spent by Landlord pursuant to Paragraph 29., and Tenant's Proportionate Share of Basic Operating Costs, as specified in Paragraph 7. of this Lease, shall be considered additional rent ("Additional Rent"). "Rent" shall mean Base Rent and Additional Rent.

BASIC OPERATING COST

7. A. BASIC OPERATING COST. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Basic Operating Costs in the manner set forth below. The Basic Operating Costs shall be calculated on the basis of Landlord's architect's certification of the rentable square feet of the Building and the Project. The certification by Landlord's architect of the rentable square feet of the Building and the Project shall be conclusive and binding upon both Landlord and Tenant for all purposes of this Lease. Tenant's obligation to pay Basic Operating Costs with respect to the Building and the Project shall commence on the Term Commencement Date. Landlord shall account for each item of Basic Operating Costs attributable to the Building and the Project, in a commercially reasonable and customary manner, and unless provided to the contrary in this Lease, Tenant shall pay be Basic Operating Costs, as set forth in the Basic Lease Information. "Basic Operating Costs" shall mean all commercially reasonable and customary expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation and operation of the Building and the Project (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

            (1) TAXES. All real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees "in-lieu" of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as "real property taxes"), or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes, except (a) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, and (b) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, except as otherwise provided in the following sentence. Basic Operating Costs shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental authority in which the Project is located, the federal government, or any other governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or ay document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the Base Rent payable to Landlord under this Lease shall be revised to net to Landlord the same net rental after imposition of any such taxes on Landlord as would have been payable to Landlord prior to the payment of any such taxes.

            (2) INSURANCE. All insurance premiums and costs, including but not limited to, any deductible amounts, premiums and costs of insurance incurred by Landlord, as more fully set forth in Paragraph 8.A. herein.

            (3) REPAIRS AND IMPROVEMENTS. The cost of all repairs, replacements and general maintenance for the Premises, the Building and the Project (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant). Such repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Project or the Building after the Term Commencement Date which reduce any other Basic Operating Cost but only to the extent of such reduction as reasonably determined by Landlord, are reasonably necessary for the health and safety of other occupants of the Project, or are made to the Building by Landlord after the date of this Lease and are


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
     required under any governmental law or regulation, such costs or allocable portions thereof to be amortized over the useful life thereof, together with interest on the unamortized balance at the "prime rate" charged at the time such improvements or capital assets are constructed or acquired by Wells Fargo Bank, N.A. (San Francisco) plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

     (4) SERVICES. To the extent such expenses are not the obligation of Tenant under other provisions of this Lease, all expenses relating to maintenance, janitorial and service agreements and services, and costs of supplies and equipment used in operating and maintaining the Building and the Project and the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, alarm service, window cleaning, elevator maintenance, the Building exterior maintenance and Project landscaping.

     (5) UTILITIES. To the extent such expenses are not the obligation of Tenant under other provisions of this Lease, the cost of all utilities which benefit all or a portion of the Building or the Project.

     (6) MANAGEMENT FEE. A management and accounting cost recovery fee equal to three (3%) percent of the sum of Base Rent and Basic Operating Cost.

     (7)     LEGAL AND ACCOUNTING.   Reasonable legal and accounting expenses
     relating to the Project, including the cost of adults by certified public accountants.

In the event that the Building is not fully occupied during any fiscal year of the Term as determined by Landlord, an adjustment shall be made in computing the Basic Operating Costs for such year so that Tenant pays an equitable portion of all variable items of Basic Operating Costs, as reasonably determined by Landlord; provided, however, that in no event shall Landlord be entitled to collect in excess of one hundred (100%) percent of the total Basic Operating Costs from all of the tenants in the Building including Tenant.

Basic Operating Costs shall not include the following: specific costs incurred for the account of, separately billed to and paid by specific tenants; the cost of redecorating or special cleaning or similar services to individual tenant spaces, not provided on a regular basis to other tenants of the Building; wages or salaries paid to executive personnel higher than the property management level of Landlord not providing full-time service at the Building; the cost of any new item (not replacement or upgrading of an existing item) which, by standard accounting principles, should be capitalized (except as provided above); any charge for depreciation or interest paid or incurred by Landlord; leasing commissions, finders fees and all other leasing expenses incurred in procuring tenants in the Building; any costs incurred in the ownership of the Building, as opposed to the operation and maintenance of the Building, including Landlord's income taxes, excess profit taxes, franchise taxes or similar taxes on Landlord's business; preparation of income tax returns; corporation, partnership or other business form organization expenses;
franchise taxes, filing fees; or other such expenses; or any costs incurred in cleaning up any environment hazard or condition in violation of any environmental law (except to the extent caused by Tenant); legal fees for the negotiation or enforcement of leases; expenses in connection with services or other benefits of a type which are not Building standard and which are provided to a single tenant of the Project; any items to the extent such items are required to be reimbursed to Landlord by Tenant (other than through Tenant's Additional Rent), or by other tenants or occupants of the Building or by third parties; the cost of constructing tenant improvements or installations for any tenant in the Project, including any relocation costs; brokerage commissions, origination fees, points, mortgage recording taxes, title charges and other costs or fees incurred in connection with any financing or refinancing or transfer of the Building and/or any portion of the Project; attorneys' fees and disbursements, incurred in connection with the leasing of space in the project (including without limitation the enforcement of any lease or the surrender, termination or modification of any lease of space in the Project); advertising and promotional expenses, brochures with respect to the Project; cost of repairs or replacements occasioned by fire, windstorm or other casualty, which are paid by insurance or reimbursed by governmental authorities in eminent domain; overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Project, to the extent that the costs of such services exceed market-based costs for such services rendered by unaffiliated persons or entitles of similar skill, competence and experience; penalties, fines, legal expenses, or late payment interest incurred by Landlord due to violation by Landlord or Landlord's agents, contractors or employees, of either the payment terms and conditions of any lease or service contract covering space in the Project or Landlord's obligations as owner of the Building (such as late payment penalties and interest on real estate taxes, late payment of utility bills), except to the extent caused by Tenant's failure to timely pay or perform pursuant to this Lease; any compensation paid to clerks, attendants or other persons in any commercial concession operated by Landlord in the Project from which Landlord receives any form of income whatsoever, whether or not Landlord actually makes a profit from such concession; or costs incurred in connection with correcting latent defects in any portion of the Building and/or Project or, except as provided in Section 37E of this Lease, remediating Hazardous Materials contamination in the Building and/or Project, or in repairing or replacing Building and/or Project equipment, where such repair or replacement results from original defects in design, manufacture or installation rather than from ordinary wear and tear or use. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord's sole discretion, deems Tenant to be responsible for any amounts greater than Tenant's Proportionate Share, Landlord shall have the right to allocate costs in any manner Landlord reasonably deems appropriate.

B. PAYMENT OF ESTIMATED BASIC OPERATING COST. "Estimated Basic Operating Costs" for any particular year shall mean Landlord's estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles applied in a consistent manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Costs for the ensuing fiscal year. Tenant shall pay Tenant's Proportionate Share of the Estimated Basic Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten (10%) percent, Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant's monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant's Proportionate Share of the revised Estimated Basic Operating Cost for such year. Upon execution of this Lease, Tenant shall pay to Landlord the Estimated Basic Operating Cost for the Premises (calculated on the

\     estimated rentable square feet) for the first full month of the Term. Upon final determination of the rentable square feet, Landlord and Tenant shall adjust such estimated payment.

     C. COMPUTATION OF BASIC OPERATING COST ADJUSTMENT. "Basic Operating Cost Adjustment" shall mean the difference between Estimated Basic Operating Cost and Basic Operating Cost for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of Basic Operating Cost Adjustment. If such statement shows that Tenant's payment based upon Estimated Basic Operating Cost is less than Tenant's Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within thirty (30) days after receipt of such statement. If such statement shows that Tenant's payments of Estimated Basic Operating Cost exceed Tenant's Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in Default under this Lease) Landlord shall credit the difference against the Estimated Basic Operating Cost payment next due. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within thirty (30) days after the date of delivery of the statement and this obligation shall survive termination of the Lease. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant's Proportionate Share of the Basic Operating Cost adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.

     D. NET LEASE. This shall be a net Lease and Base Rent shall be paid to Landlord net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expenses of the nature described in Paragraph 7.A. incurred in connection with the management, maintenance, preservation and operation of the Building or the Project and such additional facilities now and in subsequent years as may be reasonably determined by Landlord to be necessary to the Building or the Project.

     E. TENANT AUDIT. In the event that Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B. or 7.C. above, Tenant shall have the right, not later than sixty (60) days following the receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute within sixty
     (60) days of receipt of such statement, to cause Landlord's books and records with respect to Basic Operating Cost for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord's reasonable right of approval. The Basic Operating Cost Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of ten (10%) percent of Tenant's Proportionate Share of the Basic Operating Cost Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be borne by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.E. within sixty (60) days after receipt of Landlord's statement provided pursuant to Paragraph 7.B. or 7.C., such statement shall be final and binding for all purposes hereof.

INSURANCE AND INDEMNIFICATION

8.   A.   LANDLORD'S INSURANCE. Landlord agrees to maintain insurance insuring the Building against fire, lightning, vandalism and malicious mischief (including, if Landlord elects, "All Risk" coverage, earthquake, and/or flood insurance), in an amount of not less than one hundred (100%) percent of the current replacement cost thereof, except where commercially unreasonable, with deductibles and the form and endorsements of such coverage as selected by Landlord. Such insurance may also include, at Landlord's option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord's sole control. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises. Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine.

     B.   TENANT'S INSURANCE.

          (1) PROPERTY INSURANCE. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property, and Fixtures of Tenant and all improvements made by or for Tenant to the Premises, insuring such property for the full replacement value of such property.

          (2) LIABILITY INSURANCE. Tenant shall procure at Tenant's sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, or by any other occupant on the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant's indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least two million dollars ($2,000,000.00), and a general aggregate limit of five million dollars ($5,000,000.00). All such policies shall be written to apply to all bodily injury, property damage or loss, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord, and Landlord's lenders and/or joint venture partners and the officers, agents and employees of each of the foregoing entities, and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; (iii) deleting any liquor liability exclusion; and (iv) providing for coverage of employer's automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Said coverage shall be written on an "occurrence" basis, if available. If an "occurrence" basis form is not available, Tenant must purchase "tail" coverage for the most number of years available, and tenant must also purchase "tail" coverage if the retroactive date of an "occurrence" basis form is changed so as to leave a gap in coverage for occurrences that might have occurred in prior years. If a "claims made" policy is ever used, the policy must be endorsed so that Landlord is given the right to purchase "tail" coverage should Tenant for any reason not do so or if the policy is to be canceled for nonpayment of premium.

          (3) GENERAL INSURANCE REQUIREMENTS. All coverages described in this Paragraph 8.B. shall be endorsed to provide Landlord with thirty (30) days' notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord's reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.B. All insurance policies required to be carried under this Lease shall be written by companies rated A+XII or better in "Best's Insurance Guide" and authorized to do business in California. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord's prior written approval. In any event deductible amounts shall not exceed one thousand dollars ($1,000.00). Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty
          (30) days before the expiration dates of the expiring policies, certified copies of Tenant's insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord's option and in addition to Landlord's other remedies in the event of a Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

     C. INDEMNIFICATION. Landlord shall not be liable to Tenant for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage of inconvenience which may arise through repair or alteration of any part of the Building or the Project or failure to make any such repair, except as expressly otherwise provided in Paragraph 10. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any and all liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys' fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from activities of Tenant, Tenant's Parties or anyone in or about the Premises or Project, or from any cause whatsoever; (2) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant within the Premises or Project; and (3) claims arising from any breach or Default on the part of Tenant in the performance of any covenant contained in this Lease. The foregoing indemnity shall not be applicable to claims arising from the gross negligence or willful misconduct of Landlord. The provisions of this Paragraph shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

WAIVER OF SUBROGATION

 9. To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property; (c) damages to the Premises or any part thereof, and (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this Paragraph.

LANDLORD'S REPAIRS

10. Landlord shall at Landlord's expense maintain the structural soundness of the roof, the foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted; provided that, Landlord shall not be responsible for the cost of any repairs resulting from damage, destruction or deterioration which is caused by Tenant, Tenant's Parties, or by an act or event which is not fully insured. The term "exterior walls" as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Project, as an item of Basic Operating Cost, the exterior maintenance of the Building, the Project, and public and common areas of the Project, including but not limited to the roof, pest extermination, the landscaped areas, parking areas, driveways, the truck staging areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Building(s), exterior lighting, and anything which affects the operation and exterior appearance of the Project, which determination shall be at Landlord's sole discretion. Except for the expenses directly involving the items specifically described in the first sentence of this Paragraph 10., Tenant shall reimburse Landlord for all such costs in accordance with Paragraph 7. Any damage caused by or repairs necessitated by any act of Tenant or Tenant's Parties may be repaired by Landlord at Landlord's option and at Tenant's expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs after which Landlord shall have a reasonable opportunity to repair same. Landlord's liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance unless caused by Landlord's gross negligence or willful misconduct.

TENANT'S REPAIRS

11. Tenant shall at Tenant's expense throughout the Term of this Lease maintain all parts of the Premises in a good, clean and secure condition and promptly make all necessary repairs and replacements, including but not limited to all windows, glass, doors, walls and wall finishes, floor covering, heating, ventilating and air conditioning systems, truck doors, dock bumpers, dock plates and levelers, plumbing work and Fixtures, roof (exclusive of structural beams), downspouts, electrical and lighting systems, and fire sprinklers. Tenant shall at Tenant's expense also perform regular removal of trash and debris. Tenant shall, at Tenant's own expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises. The maintenance contractor and the contract must be approved by Landlord which approval shall not be unreasonably withheld or delayed. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date.

ALTERATIONS

12. Tenant shall not make, or allow to be made, any Alterations or physical additions in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed alterations and additions which: (a) comply with all applicable laws, ordinances, rules and regulations; (b) are in Landlord's opinion, compatible with the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems, (c) are constructed utilizing Union Labor as set forth in

      Section 2.4. of Exhibit B-1: (d) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or its invitees; (e) are performed promptly and in a workman like manner; (f) the Project remains lien free as a result of the construction; and (g) are constructed using all new materials. Notwithstanding the foregoing, Tenant may, without the prior consent of Landlord, perform alterations which do not in the aggregate cost more than (A) in the case of clinical laboratories, $200,000 per annum, and (B) in all other cases, $50,000 per annum provided that (i) Tenant gives Landlord not less than thirty (30) days prior written notice thereof containing a description of the work to be performed and the estimated cost thereof, and (ii) the work to be performed does not impair the structural integrity of the Building, is not visible from the exterior of the Building, and does not involve or affect any life safety or Building systems, and (iii) the work to be performed complies in all respects with the requirements of subsections
      (a), (c), (d), (e), (f) and (g) of this Section 12. The term "Alteration" as used herein is defined as alterations, additions, substitutions, installations, changes and improvements, but excludes minor decorations. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations or additions, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alteration or additions, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord's consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may reasonably incur in connection with granting approval to Tenant for any such Alterations and additions, including any costs or expenses which Landlord may reasonably incur in electing to have outside architects and engineers review said plans and specifications. All such Alterations, physical additions or improvements shall remain the property of Tenant until termination of this Lease, at which time they shall be and become the property of Landlord if Landlord so elects; provided, however, that Landlord may, at Landlord's option, (provided that, at the time Landlord grants its consent to such Alterations, Landlord notifies Tenant in writing that removal will be required), require that Tenant, at Tenant's expense, remove any or all Alterations, additions, improvements and partitions made by Tenant and restore the Premises by the termination of this Lease, whether by lapse of time, or otherwise, to their condition existing prior to the construction of any such alterations, additions, partitions or leasehold improvements. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to so remove such alterations, additions, improvements and partitions or Tenant's Trade Fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant's sole expense. In addition to and wholly apart from Tenant's obligation to pay Tenant's Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the alterations, additions or improvements within the Premises, and on Tenant's interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

SIGNS

13. All signs, notices, graphics and advertising balloons of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord's prior written approval. Landlord shall provide, at Landlord's cost, directional signage on the Project identifying the location of the Building. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord's prior written approval. Any installation of signs or graphics on or about the Premises and Project shall be subject to any applicable governmental laws, CC&Rs, ordinances, regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, the Building or the Project and any other improvements contained therein, and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation or removal.

INSPECTION/POSTING NOTICES

14. After reasonable notice, except in emergencies where no such notice shall be required, Landlord, and Landlord's agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord's interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrances or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that landlord shall use reasonable efforts not to unreasonably interfere with Tenant's business operations and shall not, except in the case of an emergency, enter areas of the Premises marked by Tenant as "sensitive" unless accompanied by Tenant's representative which Tenant shall make available to Landlord for such inspections. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises and/or Project a suitable sign indicating that the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant's failure to give such notice or participate in such joint inspection. Landlord's inspection at or after Tenant's vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant's responsibility for repairs and restoration.

UTILITIES

15. Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premiss, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages (unless caused by Landlord's gross negligence or willful misconduct) directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

SUBORDINATION

16. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) conditioned upon Tenant's receipt of a nondisturbance agreement in the lender's customary form, any mortgage or deed of trust which may now exist or be placed upon said Project, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Within ten (10) days after request by Landlord, and conditioned upon Tenant's receipt of a nondisturbance agreement in the lender's customary form, Tenant shall execute and deliver any additional documents evidencing Tenant's attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust.

FINANCIAL STATEMENTS

17. At the request of Landlord, Tenant shall provide to Landlord Tenant's current financial statement or other information discussing financial worth of Tenant within thirty (30) days after the date of Landlord's request, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management and disposition of the Project.

18. Tenant agrees from time to time, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate per Exhibit D or in an alternate form that the requesting party may require stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired portion of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant's obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord's execution of the Lease, and shall be an Event of Default if Tenant fails to fully comply. Tenant acknowledges that failure to provide the Estoppel Certificate to Landlord or Landlord's designee within the time provided above may cause Landlord to incur substantial damages. Tenant hereby agrees to indemnify Landlord for any liabilities, losses, costs, damages (including, without limitation, compensatory, incidental and consequential damages), injuries or expenses arising from the failure of Tenant to deliver the Estoppel Certificate in the time and manner provided in this Paragraph. In addition to any other remedies Landlord may have at law and equity, Landlord shall be entitled to specific performance of this Paragraph. The provisions of this Paragraph shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination. Landlord shall execute (and acknowledge if required by any lender) and deliver to Tenant, within ten
     (10) business days after Tenant provides such to Landlord, a statement in writing certifying that, to the best of Landlord's actual knowledge this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification), the date to which the Base Rent and other charges are paid in advance, if any, and acknowledging that there are not, to Landlord's actual knowledge, any uncured defaults on the part of Tenant hereunder or specifying such defaults as are claimed. Landlord's failure to deliver such statement within such time shall be conclusive upon the Landlord that (a) this Lease is in full force and effect, without modification except as may be represented by Tenant; (b) there are no uncured defaults in Tenant's performance; and (c) not more than one month's Rent has been paid in advance.

SECURITY DEPOSIT

19. Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit as stated in the Basic Lease Information, which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant's covenants and obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant's Default. Landlord is not required to keep all or any part of the Security Deposit separate from its general accounts. Upon the occurrence of any Event of Default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such Event of Default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant's obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord. On the Acquisition Date (as defined in Section 37H of this Lease), as collateral for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as result of any default by Tenant under this Lease, Tenant shall deliver to Landlord an unconditional irrevocable negotiable Letter of Credit in the amount of $550,000.00 meeting the requirements of this paragraph (the "Letter of Credit"). The Letter of Credit shall (a) designate Landlord or its assignees as beneficiary, (b) be issued by a financial institution approved by Landlord, (c) subject to the remaining provisions hereof, remain in full force and effect during the entire term of this Lease and any extension or holdover period, plus an additional period of three (3) months, and (d) be in form satisfactory to Landlord. The Letter of Credit may be for an initial term of fifteen (15) months so long as it provides that Landlord may immediately draw the full amount of the Letter of Credit if the issuer does not give Landlord written notice of renewal for additional successive periods of twelve (12) months at least sixty (60) days prior to the expiration date. Landlord is authorized to draw on the Letter of Credit from time to time in the event that (i) Landlord advises the issuer of the Letter of Credit that there is an Event of Default by Tenant under this Lease, or (ii) the issuer gives Landlord notice that the Letter of Credit will be terminated or will expire prior to the initial term of fifteen (15) months, or (iii) the issuer does not give Landlord a written notice of renewal of the term of the Letter of Credit as required by the preceding sentence. In the event Landlord shall draw on the Letter of Credit in the circumstances described in clause (i) of this paragraph, Landlord shall be permitted to draw an amount necessary in Landlord's good faith estimation to fully cure any such Event of Default, including any damage, injury, expense or liability caused or projected to be caused by such Event of Default, and Tenant shall, on demand from Landlord, increase the Letter of Credit up to its full original amount. In the event Landlord shall draw on the Letter of Credit in the circumstances described in clause
     (ii) and (iii) of this paragraph, Landlord shall be permitted to draw the entire amount of the Letter of Credit, in which case such sum shall be held by Landlord as an additional Security Deposit and administered as such. Landlord may draw on the Letter of Credit regardless of whether or not Tenant disputes that an Event of Default has occurred and regardless of any other disputes or claims between the parties. Landlord shall not be required to deliver any certifications or documentation of any kind to the issuer in order to make a draw, other than Landlord's written demand certifying that an Event of Default has occurred. The issuer shall not be required to conduct any inquiry or investigation before paying Landlord the requested amount of the draw. Landlord may assign, transfer or pledge the Letter of Credit to any lender or purchaser in connection with any financing or sale of the Premises. The amount of the Letter of Credit shall be increased by $100,000 on each thirty (30) day anniversary of the Acquisition Date until the total outstanding amount of the Letter of Credit is $1,000,000. (For example: If the Acquisition Date is December 1, 1999, the Letter of Credit would be increased by $100,000 on each January 1, February 1, March 1 and April 1, and by $50,000 on May 1). Provided that at no time during the initial thirty-six (36) months of the Lease Term Tenant has been in material default under this Lease beyond any applicable cure period, Landlord shall authorize and consent to a reduction by $125,000 of the then required amount of the Letter of Credit as of the thirty-seventh (37th) month of the Lease Term. Provided that at no time during the initial forty-eight (48) months of the Lease Term Tenant has been in default under this Lease beyond any applicable cure period, Landlord shall authorize and consent to a reduction by $125,000 of the then required amount of the Letter of Credit as of the forty-ninth (49th) month of the Lease Term. Provided that at no time during the initial sixty (60) months of the Lease Term Tenant has been in material default under this Lease beyond any applicable cure period, Landlord shall authorize and consent to a reduction by $150,000 of the then required amount of the Letter of Credit as of the sixty-first (61st) month of the Lease Term. Prior to the commencement of any of Tenant's Work, and as a condition to Tenant's right to Early Possession and to commence Tenant's Work, Tenant shall provide Landlord with proof of Tenant's financial ability to complete and pay fully the cost of the Tenant's Work. Such proof shall consist of (i) an unconditional guaranty to Landlord from Tenant's third party lender (acceptable to Landlord), in the form acceptable to Landlord, that such lender shall pay as and when due all of Tenant's monetary obligations under this Lease with respect to the performance of Tenant's Work, or (ii) payment and completion bonds, in form and from issuers reasonably acceptable to Landlord, bonding the full lien-free completion of all of Tenant's Work, or (iii) Tenant's deposit into an escrow, with instructions for disbursement thereof which are acceptable to Landlord, of all sums reasonably estimated to be payable by Tenant to fulfill its monetary obligations under this Lease with respect to the performance of Tenant's Work, or (iv) Tenant maintaining until lien-free completion of Tenant's Work a minimum unrestricted cash balance of immediately payable funds in the sum of $13,000,000. Upon Landlord's acceptance of Tenant's proof of financial ability as set forth herein and upon commencement of the construction of the Tenant Improvements. Landlord shall authorize and consent to the reduction of the Letter of Credit to a total sum of $400,000. If, upon lien-free completion of the Tenant's Work,
     (A) Tenant's third party lender (acceptable to Landlord) agrees irrevocably and unconditionally in writing for the benefit of Landlord to either (i) in case of an Event of default under the Lease, release its lien or other security interest in all of Tenant's equipment which is listed on Exhibit B-3 hereto or (ii) perform (as guarantor) all of Tenant's obligations under the Lease throughout the remaining Term of the Lease and (B) the total sum actually expended for Tenant's Work, including the Tenant Improvement Allowance, was not less than $75.00 per rentable square foot of the Premises, then Landlord shall authorize and consent to cancellation of the Letter of Credit.

TENANT'S REMEDIES

20. The liability of Landlord to tenant for any default by Landlord under the terms of this Lease are not personal obligations of the Landlord or other trustees, advisors, partners, directors, officers and shareholders of Landlord, and Tenant agrees to look solely to Landlord's interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the Landlord or other trustees, advisors, partners, directors, officers and shareholders of Landlord. Any lien obtained to enforce any such judgment any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.

ASSIGNMENT AND SUBLETTING

21. A. GENERAL. Except in connection with a Permitted Assignee, Tenant shall not assign this Lease or sublet the Premises or any part thereof without Landlord's prior written approval which shall not be unreasonably withheld or delayed. Except in connection with a permitted Assignee, if Tenant desires to assign this Lease, or sublet any or all of the Premises, it must present the Landlord, at Landlord's option, with an ERISA Certificate, of this Lease signed by the potential assignee or subtenant, demonstrate that the potential assignee or subtenant has adequate credit and demonstrate to the Landlord's satisfaction that the potential assignee's or subtenant's proposed use of the Premises is compatible with the Project and complies with all applicable laws, ordinances, rules and regulations. Except in connection with a Permitted Assignee, if Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant shall give Landlord written notice sixty (60) days prior to the anticipated effective date of the assignment or sublease. Landlord shall then have a period of fifteen
     (15) days following receipt of such notice to notify Tenant in writing that Landlord elects either: (1) to permit Tenant to assign this Lease or sublet such space, subject, however, to Landlord's prior written approval of the proposed assignee or subtenant and of any related documents or agreements associated with the assignment or sublease or (2) refuse to consent. If Landlord should fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have refused to consent to the proposed assignment or subletting. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord's consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord's consent in the following instances: The use of the Premises by such proposed assignee or subtenant would not be a permitted use or would increase the Parking Density of the Project; the proposed assignee or subtenant is not of sound financial condition, as reasonably determined by Landlord after receipt of the proposed assignee's or subtenant's financial statements in form satisfactory to Landlord; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property; the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease comparable space in the Project; the assignment or subletting would entail any alterations which would lessen the value of the Project; the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; or if Tenant is in Default of any obligation of Tenant under this Lease. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Notwithstanding anything in this Section 21A to the contrary, Tenant may, without the consent of Landlord, assign this Lease or sublet the Premises or any portion thereof to any entity with a demonstrated net worth which is greater than $13,000,000 which (i) controls, is controlled by or is under common control with Tenant or which (ii) results from a merger or reorganization or a consolidation with Tenant, or which (iii) acquires all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted on the Premises ("Permitted Assignees"). Any assignment or subletting to a Permitted Assignee shall be subject to and conditioned upon the following: (a) Tenant shall not be in Default of any of its obligations under this Lease, (b) Tenant shall give Landlord at least sixty (60) days prior written notice of any such proposed transaction, (c) the Permitted Assignee shall have a net equity of at least Thirteen Million Dollars ($13,000,000) which has been demonstrated in appropriate documentation delivered to Landlord prior to the occurrence of such transaction, (d) Tenant shall provide Landlord with full and complete copies of all documents executed by Tenant and the Permitted Assignee in connection with such assignment or subletting, and (e) Permitted Assignee shall have given Landlord an ERISA Certificate if required by Landlord. The right to assign and/or sublet the Premises is personal to the Tenant and any Permitted Assignee and shall not inure to the benefit of any other assignee, subtenant or successor of Tenant.

     B. BONUS RENT. Any Rent or other consideration realized by Tenant under any approved sublease or assignment in excess of the Base Rent payable hereunder, after amortization of a reasonable brokerage commission, reasonable attorneys' fees related to the subletting, and the cost of tenant improvements, if any, paid for by Tenant in excess of Tenant's Work, shall be divided and paid, sixty (60%) percent to Tenant, forty (40%) percent to Landlord; provided, however, that if Tenant expends $70.00 per rentable square foot in excess of the Tenant Improvement Allowance for Tenant's Work, exclusive of soft costs, the aforesaid division shall be seventy-five percent (75%) to Tenant and twenty-five percent (25%) to Landlord. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for such subletting or assignment.

     C. CORPORATION. If Tenant is a corporation, a transfer of corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), so as to result in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease, provided, however, that this Section 21C shall not apply to any transfer in connection with a bona fide financing or capitalization of Tenant, or if Tenant is or becomes a public company.

     D. PARTNERSHIP. If Tenant is a partnership, joint venture or other incorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease, provided that this Section shall not apply to a transfer in connection with a bona fide financing or capitalization of Tenant.

     E. LIABILITY. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

     F. OPTIONS. Except in connection with a Permitted Assignee, in the event of assignment or subletting by Tenant, any and all options to renew and expand shall terminate automatically.

AUTHORITY OF PARTIES

22. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord's obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant's obligations hereunder.

CONDEMNATION

23. A. CONDEMNATION RESULTING IN TERMINATION. If the whole or any substantial part of the Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

     B. CONDEMNATION NOT RESULTING IN TERMINATION. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 23.A. above, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

     C. AWARD. Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant's personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

CASUALTY DAMAGE

24. A. GENERAL. If the Premises or the Building should be damaged or destroyed by fire, tornado, earthquake or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord's receipt of such notice, Landlord shall notify Tenant whether in Landlord's opinion such repairs can reasonably be made either:
     (1) within ninety (90) days; (2) in more than ninety (90) days but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty
     (180) days from the date of such notice. Landlord's determination shall be binding on Tenant.

     B. LESS THAN 90 DAYS. If the Premises or the Building should be damaged by fire, tornado, earthquake or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed within ninety (90) days after the date of such damage, this Lease shall not terminate, and provided that insurance proceeds are available to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, Fixtures, additions and other leasehold improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by the Landlord during the time and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty days
     (180) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or for delays (but not by more than forty-five
     (45) days for such delays) because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant's option within ten (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord's receipt of such termination notice.

     C. GREATER THAN 90 DAYS. If the Premises or the Building should be damaged by fire, tornado, earthquake or other casualty but only to such extent that rebuilding or repairs can in Landlord's estimation be reasonably completed in more than ninety (90) days but in less than one hundred eighty (180) days, then Landlord shall have the option of either;
     (1) terminating the Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of the Lease; or (2) electing to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage, provided that insurance proceeds are available, to fully repair the damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, Fixtures, additions and other improvements which may have been placed in, on or about the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately; but only to the extent of rental abatement insurance proceeds received by the Landlord during the time and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty days (180) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or for delays (but not by more than forty-five (45) days for such delays) because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, Tenant may at Tenant's option within ten (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant's exclusive remedy, whereupon all rights hereunder shall cease and terminate thirty (30) days after Landlord's receipt of such termination notice.

     D. GREATER THAN 180 DAYS. If the Premises or the Building should be so damaged by fire, tornado, earthquake or other casualty that rebuilding or repairs cannot in Landlord's estimation be completed within one hundred eighty (180) days after such damage, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

     E. TENANT'S FAULT. If the Premises or any other portion of the Building is damaged by fire or other casualty resulting from the fault, negligence, or breach of this Lease by Tenant or any of Tenant's Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

     F. UNINSURED CASUALTY. Notwithstanding anything herein to the contrary, in the event that the Premises or the Building is damaged or destroyed and are fully covered by the insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate.

     G. WAIVER. Except as otherwise provided in this Paragraph 24., Tenant hereby waives the provisions of Sections 1932(a), 1933(4), 1941 and 1942 of the Civil Code of California.

HOLDING OVER

25. If Tenant shall retain possession of the Premises or any portion thereof without Landlord's consent following the expiration of the Lease or sooner termination for any reason, then Tenant shall pay to Landlord for each day of such retention 150% of the amount of the daily rental as of the last month prior to the date of expiration of termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorneys' fees, resulting from delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25, shall waive Landlord's right of reentry or any other right. Unless Landlord consents in writing to Tenant's holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant us holding over without Landlord's written consent. Additionally, in the event that upon termination of the Lease. Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant's sole cost and expense.

26.  A.   EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default ("Event of Default" or "Default") on the part of tenant:

          (1) ABANDONMENT. Abandonment of the Premises for a continuous period in excess of five (5) days unless Tenant notifies Landlord in writing in advance of such abandonment, keeps the Premises locked and secure at all times, and timely performs and continues to perform all of the Tenant's other monetary and non-monetary obligations under this Lease. Tenant waives any right to notice Tenant may have under
          Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A. being deemed such notice to Tenant as required by said Section 1951.3.

          (2) NONPAYMENT OF RENT. Failure to pay any installment of Rent or any other amount due and payable hereunder when said payment is due.

          (3) OTHER OBLIGATIONS. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 26.A., such failure continuing for fifteen (15) days after written notice of such failure. In the event Tenant has commenced to cure the failure of performance within the fifteen (15) day period, but has not completed the cure despite diligent attempts to do so, Tenant shall have an additional period not to exceed thirty (30) additional days after such fifteen (15) day period to complete such cure so long as Tenant continues to diligently pursue the cure to completion during such additional thirty (30) day period.

          (4) GENERAL ASSIGNMENT. A general assignment by Tenant for the benefit of creditors.

      (5) BANKRUPTCY. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of sixty (60) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all Defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease.

      (6) RECEIVERSHIP. The employment of a receiver to take possession of substantially all of Tenant's assets or the Premises, if such appointment remains undismissed or undischarged for a period of thirty (30) days after the order therefor.

      (7) ATTACHMENT. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof.

      (8) DELAYS. Any delay in the construction of Landlord's Work caused by Tenant as provided in Exhibit B-1.

     8. REMEDIES UPON DEFAULT.

      (1) TERMINATION. In the event of the occurrence of any Event of Default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant's right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other Events of Default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant's Default or of such termination.

      (2) CONTINUATION AFTER DEFAULT. Even though an Event of Default may have occurred, this Lease shall continue in effect for so long as Landlord doses not terminate Tenant's right to possession under Paragraph 26.B.(1) hereof, and Landlord may enforce all of Landlord's rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a landlord under Section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interest under this Lease shall not constitute an election to terminate Tenant's right to possession.

      C. DAMAGES AFTER DEFAULT. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B.(1) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination,
      (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The "worth at the time of award" of the amounts referred to in (1) and (2), above shall be computed at the lesser of the "prime rate," as announced from time to time by Wells Fargo, N.A. (San Francisco) plus five (5) percentage points, or the maximum interest rate allowed by law ("Applicable Interest Rate"). The "Worth at the time of award" of the amount referred to in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1%) percent. If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an Event of Default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

D. LATE CHARGE. If any installment of Rent is not paid on the date when due, such amount shall bear interest at the Applicable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to five (5%) percent of the delinquency, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord's damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. This provision shall not relieve Tenant of Tenant's obligation to pay Rent at the time and in the manner herein specified.

E. REMEDIES CUMULATIVE. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

LIENS

27. Except for the items scheduled on Exhibit B-3, Tenant shall keep the Premises free from liens arising out of or related to work performed, materials or supplies furnished or obligations incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. In the event that Tenant shall not, within ten (10) business days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics' or materialmen's liens.

TRANSFERS BY LANDLORD

28. In the event of a sale or conveyance by Landlord of the Building or the Project or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord's successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of "Landlord" to be performed after the passing of title to Landlord's successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Landlord's successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of "Landlord", to the extent required to be performed prior to the date of such successor(s)-in-interest became the owner of the Building.

RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS

29. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any sum of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant's part to be performed hereunder, and such failure shall continue for five
    (5) days after notice thereof by Landlord, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment of perform any such act on Tenant's part to be made or performed. All sums, so paid by Landlord and all necessary incidental costs together with interest thereon at the Applicable Interest Rate from the date of such payment by Landlord shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same right and remedies in the event of the non-payment thereof by Tenant as in the case of Default by Tenant in the payment of Base Rent and Basic Operating Cost.

WAIVER

30. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord's knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

NOTICES

31. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be complied with when and if the following steps are taken:

    A. RENT. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address set forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay Rent and any other amounts to Landlord under the terms of this Leases shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

    B. OTHER. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, sent by facsimile, or mailed, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party as specified in the Basic Lease information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party. Notices shall be deemed serviced upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

ATTORNEY'S FEES

32. In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord's reasonable attorneys' fees and court costs. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys' fees, to be fixed by the court, and said costs and attorneys' fees shall be a part of the judgment in said action.

SUCCESSORS AND ASSIGNS

33. This Lease shall be binding upon and inure to the benefit of Landlord, it successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord hereunder, Tenant's assigns.

FORCE MAJEURE

34. In the event that Landlord shall be delayed, hindered in or prevented from the performance of any act or obligation required under this Lease by reason of acts of God, strikes, lockouts, labor troubles or disputes, inability to procure or shortage of materials or labor, failure of power or utilities, delay in transportation, fire, vandalism, accident, flood, severe weather, other casualty, governmental requirements (including mandated changes in the plans and specifications of Landlord's Work resulting from changes in pertinent governmental requirements or interpretations thereof), riot, insurrection, civil commotion, sabotage, explosion, war, natural or local emergency, acts or omissions of others, including Tenant, or other reasons of a similar or dissimilar nature not solely the fault of, or under the exclusive control of, Landlord (individually and collectively, "Force Majeure"), then performance of such act or obligation shall be excused for the period of the delay and the period for the performance of any such act or obligations shall be extended for the period equivalent to the period of such delay.

BROKERAGE COMMISSION

35. Landlord shall pay a brokerage commission to Broker in accordance with a separate agreement between Landlord and Broker. Tenant warrants to Landlord that Tenant's sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker, and that no other broker or finder can properly claim a right to a commission or a finder's fee based upon contacts between the claimant and Tenant with respect to Landlord or the Premises. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and costs, resulting from any claim for a fee or commission by any broker or finder in connection with the Premises and this Lease, other than Broker, who claims such right based upon contacts between claimant and Tenant.

    Landlord shall indemnify, defend by counsel acceptable to Tenant, protect and hold Tenant harmless from and against any loss, cost or expense, including, but not limited to, attorneys' fees and costs, resulting from any claim for a fee or commission by any broker or finder connection with the Premises and this Lease other than Broker, who claims such right based upon contacts between claimant and Landlord.

MISCELLANEOUS

36. A. GENERAL. The terms "Tenant and/or Landlord" or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

    B. TIME. Time is of the essence regarding this Lease and all of its provisions.

    C. CHOICE OF LAW. This Lease shall in all respect be governed by the laws of the State of California.

    D. ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.

    E. MODIFICATION. This Lease may not be modified except by a written instrument signed by the parties hereto.

    F. SEVERABILITY. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

    G. RECORDATION. Tenant shall not record this Lease or a short form memorandum hereof.

    H. EXAMINATION OF LEASE. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

    I. ACCORD AND SATISFACTION. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue other remedies.

    J. EASEMENTS. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant's consent; provided that no such grant or dedication shall substantially interfere with Tenant's use of the Premises. Upon Landlord's demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant's covenants hereunder.

    K. DRAFTING AND DETERMINATION PRESUMPTION. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord's consent, determination or estimation shall be made in Landlord's good faith opinion, whether objectively reasonable or unreasonable.

    L. EXHIBITS. Exhibits A through G attached hereto are hereby incorporated herein by this reference.

    M. NO LIGHT, AIR OR VIEW EASEMENT. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

    N. NO THIRD PARTY BENEFIT. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

    O. WAIVER OF JURY TRIAL. IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this Paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this Paragraph and or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

ADDITIONAL PROVISIONS

37. A. INTENTIONALLY OMITTED

    B. ANTI-DISCRIMINATION. There shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin, or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall the Tenant or any person claiming under or through the Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, sublessees, subtenants, or vendees in the Premises.

    C. OPTION TO EXTEND TERM. Provided that Tenant is not in Default as of the time of exercise of each option and the commencement date of each Option Period, Tenant shall have two (2) successive five (5) year options to extend the Term of the Lease for the Premises in "as is" condition at the expiration of the original

     Lease Term and, if the first option is duly exercised, at the end of the first Option Term. All of the terms and conditions of this Lease except for Base Rent and the provisions of this Paragraph shall be applicable to the Option Period.

     The Base Rent for the Premises under such option shall be the then current market rent for comparable facilities in the proximate South San Francisco market area. The definition of comparable facilities shall incorporate the parking amenities of the Premises, and the Building's location, age, quality, amenities, identity, exterior appearance, interior improvements, and type of construction, excluding Tenant Improvements in excess of $50.00 per rentable square foot.

     Tenant shall give Landlord written notice to exercise its option at least nine (9) but not more than twelve (12) months prior to the expiration of the then current Term for the Premises. Within fifteen (15) days after Tenant exercises its option to extend, Landlord shall provide Tenant with the Base Rent, as determined by Landlord, for the Option Period. The parties are obligated to negotiate in good faith to agree on the Base Rent. If the parties have not mutually agreed on the Base Rent within thirty (30) days from notification by Landlord to Tenant of Landlord's determination of Base Rent, each party hereto shall appoint one representative who shall be a licensed real estate broker experienced in the leasing of comparable facilities in the County of San Mateo to act as an arbitrator. The two (2) arbitrators so appointed shall determine the Base Rent for the relevant Option Period. The determination of said Base Rent shall be made by said two (2) arbitrators within sixty (60) days from notification by Landlord to Tenant of Landlord's determination of Base Rent and they shall submit said determination in writing and signed by said arbitrators in duplicate. One of the written notifications shall be delivered to Landlord and the other to Tenant.

     In the event the two (2) arbitrators of the parties hereto cannot agree on the Base Rent for the Premises herein, said two (2) arbitrators shall appoint a third arbitrator who shall be a licensed real estate broker experienced in the leasing of comparable facilities in the County of San Mateo, to act as an arbitrator. The Base Rent for the relevant Option Period shall be independently determined by the third of said arbitrators, which said determination shall be made within ninety (90) days from notification by Landlord to Tenant of Landlord's determination of Base Rent. The role of the third arbitrator shall then be to immediately select from the proposed resolution of arbitrators #1 and #2 the one that most closely approximates the third arbitrator's determination of Base Rent. The third arbitrator shall have no right to adopt a compromise or middle ground or any modification of either of the two final proposed resolutions. The resolution that the third arbitrator chooses as most closely approximating his determination of the Base Rent shall constitute the decision of all arbitrators and shall be final and binding upon the parties.

     The parties hereto shall pay the charges of the arbitrator appointed by it and any expenses incurred by such arbitrator. The charges and expenses of the third arbitrator, as provided herein, shall be paid by the parties hereto in equal shares.

     In the event either arbitrator #1 or arbitrator #2 fails to present a Base Rent figure within the thirty (30) day period, the Base Rent presented by the other arbitrator shall be considered final and binding on both parties.

     Notwithstanding anything to the contrary herein contained, Tenant's right to extend the term by exercise of the foregoing Option shall be conditioned upon the following: (i) at the time of the exercise of the Option, and at the time of the commencement of the extended term, Tenant or a Permitted Assignee shall be in possession of and occupying the Premises for the conduct of its business therein and the same shall not be occupied by any other assignee, subtenant or licensee, and (ii) the notice of exercise shall constitute a representation by Tenant to Landlord effective as of the date of the exercise and as of the date of commencement of the extended term, that Tenant does not intend to seek to assign the lease in whole or in part, or sublet all of any portion of the Premises, the election to extend the term being for purposes of utilizing the Premises for Tenant's purposes in the conduct of Tenant's or a Permitted Assignee's business therein.

     D. SHELL MODIFICATIONS. The Agreement Regarding Shell Modifications attached hereto as Exhibit G is hereby incorporated into and made a part of this Lease.

     E. ADJUSTMENT TO BASE RENT. Base Rent as stated in the Basic Lease Information has been calculated on the basis of the following costs to develop the Project (collectively "Project Costs" and individually a "Project Cost"):

          Land                          $6,675,000
          Due Diligence/Closing           $208,000
          Environmental (including        $300,000 ["Remediation Cost"]
            remediations and insurance
          Shell (including demo)        $7,020,000
          Permits and Fees                $580,000
          Architectural and Engineering   $175,000
          Loan Costs                           -0-

     Interest carry is projected at 9.25% ("Interest Carry") over a carry period of 19 months commencing on the Acquisition Date ("Carry Period"). The time to remediate Hazardous Materials at the Project site is estimated to be 6 months ("Haz Mat Remediation Period").

     If (i) an actual Project cost exceeds the amount set forth above, or (ii) the Interest Carry exceeds the rate set forth above, or (iii) the Haz Mat Remediation Period exceeds the period set forth above, the Base Rent as shown on the Basic Lease Information shall be adjusted upwards to achieve an 11% return ("Yield") to the Landlord on two-thirds (2/3) of the increased costs adjusted by carry over the Carry Period extended by any increase in the Haz Mat Remediation Period plus a 5% contingency and a 4% development fee on Shell Costs. The Base Rent calculation includes a 5% vacancy factor and a 1% structural reserve.

     [For example: If the actual Land Cost increases by $100,000 Base Rent as shown on the Basic Lease Information would be adjusted upwards as follows:

          $115,708       (cost increased by Interest Carry over Carry Period)
          $12,727.88     ($115.708 times 11% Yield)
          $8,485.25      2/3 of increased cost, etc.
          $.1697         ($8,488.25 divided by 50,000 square feet
                         [actual size to be used]
          $.1714         ($.1697 divided by 1 minus the structural reserve)
          $.1804         ($1714 divided by 1 minus the vacancy factor)
         *$.015          ($.1804 divided by 12)
         -----------

*Monthly increase in initial Base Rent per square foot.]

Base Rent as shown on the Basic Lease Information shall also be increased if Landlord's financial or joint venture on or before the Acquisition Date (defined in Section 37H) requires an investment return in excess of 11%. Not later than ten (10) days after the Acquisition Date, Landlord shall give Tenant written notice of the amount of the investment return in excess of 11% required by Landlord's financial or joint venture partner. In such case, the Base Rent as shown on the Basic Lease Information shall be adjusted upwards to reflect the required return; provided, however, that Tenant, by written notice to Landlord within ten (10) days after receipt of written notice from Landlord of such requirement, may terminate this lease. Upon termination of this Lease, Landlord shall refund to Tenant (A) the Base Rent and Estimated Basic Operating Costs for the first full month of the Lease Term paid by Tenant pursuant to Section 6B of this Lease, and (B) the Security Deposit paid by Tenant pursuant to Section 19 of this Lease. The Inducement Deposit shall not be refundable to Tenant.

The adjustment(s) to Base Rent, if any, required hereunder shall be applied to Base Rent for the initial twelve (12) months of the Lease Term. Base Rent for subsequent twelve (12) month periods shall then be adjusted by an increase of three percent (3%) per annum over the Base Rent for the prior period. Following Substantial Completion of Landlord's Work (defined in Exhibit B-1) Landlord shall notify Tenant in writing of the amount, if any, by which the actual Project Costs exceed the estimated Project Costs set forth above ("Increased Project Costs"). If the Increased Project Costs in the aggregate total more than $1,500,000, Tenant may, by written notice to Landlord within ten (10) days after receipt of Landlord's notice, terminate this Lease; provided, however, that Landlord may, by written notice to Tenant within ten (10) days after receipt of Tenant's termination notice, agree to pay the Increased Project Costs in excess of $1,500,000 without adjustment of Base Rent for the Increased Project Costs which are in excess of $15,000,000 in which case this Lease shall remain in full force and effect and Tenant's termination notice shall be of no effect. If Landlord does not so elect, this Lease shall immediately terminate and Landlord shall refund to Tenant (A) the Base Rent and Estimated Basic Operating Costs for the first full month of the Lease Term paid by Tenant pursuant to Section 6B of this Lease, and (B) the Security Deposit paid by Tenant pursuant to Section 19 of this Lease. The Inducement Deposit shall not be refundable to Tenant.

F. LANDLORD'S RIGHT TO TERMINATE. A final adjustment to Base Rent based upon the Remediation Cost shall be made at such time as the Landlord has completed remediation of the existing environmental conditions on the land on which the Project is to be developed and has obtained a No Further Action Letter with respect to such conditions. If the Remediation Cost exceeds $300,000 but does not exceed $500,000, Base Rent shall be adjusted (in addition to any other adjustment required hereunder) in the manner described in Section 37E above for the amount by which the Remediation Cost exceeds $300,000. Notwithstanding anything in this Lease to the contrary, if the Remediation Cost reasonably estimated by Landlord to complete remediation of the existing environmental conditions on the land on which the Project is to be developed (including the cost of environmental insurance) and to obtain a No Further Action letter exceeds $500,000, Landlord, by written notice to Tenant, may terminate this Lease; provided, however, that if the estimated cost is not in excess of $1,000,000, Tenant may, by written notice to Landlord within ten (10) days after receipt of Landlord's notice of termination, elect to keep the Lease in full force and effect by agreeing to pay (i) immediately, the amount of the estimated remediation cost (including the cost of environmental insurance) in excess of $750,000 and (ii) as Additional Base Rent, the amount of the estimated remediation cost (including the cost of environmental insurance) in excess of $300,000 (not, however, to exceed $450,000) amortized at 11% over the initial Term of the Lease. If the estimated remediation cost (including the cost of environmental insurance) is in excess of $1,000,000, Landlord shall have an absolute right to terminate this Lease. Upon termination of the Lease pursuant to this Section 37F, Landlord shall refund to Tenant (A) the Base Rent and Estimated Basic Operating Costs for the first full month of the Lease Term paid by Tenant pursuant to Section 6B of this Lease, and (B) the Security Deposit paid by Tenant pursuant to Section 19 of this Lease. The Inducement Deposit shall not be refundable to Tenant.

G. INDUCEMENT DEPOSIT. As an inducement to Landlord to pursue the acquisition of the land on which the Project shall be developed, Tenant has paid to Landlord prior to execution of this Lease the sum of $60,000 ("Inducement Deposit") which amount shall be non-refundable under all circumstances but shall be applied to Base Rent first due and payable by Tenant under this Lease if Landlord acquires the land and develops the Project.

H. CONDITIONS. Tenant understands and acknowledges that Landlord has not as of the date this Lease is executed acquired the land on which the Project will be developed. Landlord's obligations under this Lease are expressly conditioned upon (i) Landlord acquiring the land on which the Project will be developed (the date of closing of such acquisition being referred to herein as the "Acquisition Date") and (ii) Landlord obtaining financing for the land acquisition and development of the Project on terms which are satisfactory to Landlord in its sole and absolute discretion. If either of said conditions is not satisfied Landlord shall have no obligations to Tenant under this Lease or with respect to the Project, the Building or the Premises other than (A) to refund to Tenant the Base Rent and Estimated Basic Operating Costs for the first full month of the Lease Term paid by Tenant pursuant to Section 6B of this Lease, and (B) to refund to Tenant the Security Deposit paid by Tenant pursuant to Section 19 of this lease. The Inducement Deposit shall not be refundable to Tenant. If either of said conditions is not satisfied by March 31, 2001, Tenant may terminate this Lease (regardless of the occurrence of any Force Majeure) by written notice to Landlord given not later than April 15, 2001.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

          "Landlord"

          TRAMMELL CROW NORTHERN CALIFORNIA DEVELOPMENT, INC., a Delaware corporation


          By: /s/ [Signature Illegible]
             -----------------------------

          Its:  Vice President
              ----------------------------


          "Tenant"

          VIROLOGIC, INC., a California corporation


          By: /s/ MARTIN H. GOLDSTEIN
             -----------------------------

          Its:   President
              ----------------------------

          By: /s/ [Signature Illegible]
             -----------------------------

          Its:  Vice President of Finance
              ----------------------------

                                  EXHIBIT A-1

                          LEGAL DESCRIPTION OF PROJECT

Parcel A, as shown on that certain Parcel Map entitled, "PARCEL MAP NO. 98-033" filed for Record on December 30, 1988 in Book 71 of Parcel Maps at Pages 13 and 14, Series No. 9822035, San Mateo County Records.

APN 015-010-320

                                  EXHIBIT A-2

                                   SITE PLAN

                                  EXHIBIT A-2

                                   SITE PLAN





                                   [SITE MAP]

                                  EXHIBIT B-1

                        INITIAL IMPROVEMENTS OF PREMISES

     1.   LANDLORD'S WORK

          1.1 Landlord's work ("Landlord's Work") shall be defined as the construction of the Building shell more particularly described in Exhibit C and Exhibit C-1, including ADA facilities, to the extent required by the City. The scope of the shell construction shall include: The Building shell, roof, all exterior windows and doors, fire sprinklers below the roof line and below the second deck line, utilities and services to the Building's exterior, an elevator, the parking lot, exterior common areas, three (3) sets of interior stairs (consisting of stair assemblies and metal handrails to be provided f.o.b.), and landscaping.

     1.2 Landlord's work shall be completed through Landlord's general contractor, South Bay Construction, in compliance with all applicable codes and regulations.

     1.3 Landlord shall pay for all costs involved in shell construction described in Paragraph 1.1, including, but not limited to, hard costs and architecture, engineering, consultants, shell building permit and impact fees, required by Tenant and agreed to by Landlord shall be at Tenant's sole cost and expense.

     2.   TENANT'S WORK

          2.1 All interior improvements, including installation of Trade Fixtures, as indicated in Exhibit B-3, furnishings and Building Core Improvements (collectively referred to herein as "Tenant's Work", shall be constructed by Tenant at its sole cost and expense. All of the plans and specifications for Tenant's Work shall be approved by Landlord in advance of commencing any construction. Such approval by Landlord, shall not be unreasonably withheld or delayed. The parties agree that certain items of the Building Core Improvements (specifically, proof loading of the roof structure and penetrations in the second deck for future mechanical drafts) shall be completed during shell construction by Landlord and the cost of such items shall be deducted from the Tenant Improvement Allowance. Tenant shall invest a minimum of sixty dollars ($60.00) per rentable square foot, including the Tenant Improvement Allowance supplied by Landlord, excluding soft costs ("Soft Costs" are those items described in Paragraphs 2.2 (v) through (xi)), and excluding the items described on Exhibit B-3 hereto, to improve the entire Premises. Tenant shall, within thirty (30) days following the Term Commencement Date, provide Landlord with an accounting, certified by an officer of Tenant, itemizing all amounts expended by Tenant to improve the Premises. If the amount expended by Tenant is less than sixty dollars ($60.00) per rentable square foot of the Building, (exclusive of Soft Costs), Tenant shall, together with the accounting, deliver to Landlord an unconditional irrevocable letter of credit (separate from but for a purpose similar to the Letter of Credit described in paragraph 19 of this Lease) in an amount equal to the difference between the amount expended by Tenant and sixty dollars ($60.00) per rentable square foot of the Building (exclusive of Soft Costs). At any time prior to the twenty-fourth month of the Lease Term (but in no event more frequently than monthly) Tenant may provide Landlord with an amended accounting, as above, showing additional amounts expended by Tenant to improve the Premises (exclusive, however, of the costs of demolition and reconstruction of the Tenants Work) since the last date shown on the immediately preceding accounting. If the total amount expended by Tenant is less than sixty dollars ($60.00) per rentable square foot of the Building (exclusive of Soft Costs), the amount of the letter of credit may be reduced to a sum equal to the difference between the amount expended by Tenant and sixty dollars ($60.00) per rentable square foot of the Building (exclusive of Soft Costs). On or before the last day of the twenty-fourth month of the Lease Term, with an amended accounting as above showing in addition any amounts expended by Tenant to improve the Premises since the last date shown on Tenant's most recent accounting (exclusive, however, of the costs of demolition and reconstruction of the Tenant's Work), if the total amount expended by Tenant is less than sixty dollars ($60) per rentable square foot, Landlord shall be immediately entitled to draw down from the letter of credit an amount equal to the difference between the amount expended by Tenant and sixty dollars ($60.00) per rentable square foot. Upon such draw the requirement that this letter of credit be maintained shall terminate. The letter of credit shall (a) designate Landlord or its assignees as beneficiary, (b) be issued by a financial institution approved by Landlord, (c) be in form satisfactory to Landlord, and
(d) be for a term of twenty-six months. Landlord shall not be required to deliver any certifications or documentation of any kind to the issuer in order to make a draw, other than Landlord's written demand stating that Landlord is entitled to draw in accordance with the terms of this Lease. The Issuer shall not be required to conduct any inquiry or investigation before paying Landlord the requested amount of the draw. Landlord may assign, transfer or pledge the letter of credit to any lender or purchaser in connection with any financing or sale of the Premises. Landlord shall provide to Tenant a Tenant Improvement Allowance of up to a maximum of twenty-five dollars ($25.00) per rentable square foot on the Premises ("Tenant Improvement Allowance") which shall include Soft Costs. The Tenant Improvement Allowance shall be reduced by the amount Landlord expends on Building Core Improvements as stated above. Tenant shall promptly pay when due all costs for Tenant's Work. Landlord shall reimburse Tenant a portion of such costs not to exceed in the aggregate the amount of the Tenant Improvement Allowance less amounts expended by Landlord for Building Core Improvements as provided above. Tenant shall, not more frequently than monthly after commencement of the construction of Tenant's Work, submit to Landlord requests for reimbursement of amounts expended by Tenant for Tenant's Work. Each request shall be certified by an officer of Tenant and shall include, without limitation, (i) copies of all invoices paid by Tenant for which reimbursement is sought (ii) proof of payment of each invoice (iii) a fully executed unconditional lien release from each payee, and
(iv) such additional information as Landlord may reasonably request. After Landlord has received and approved each request as provided herein, Landlord shall process the approved request for payment by its lender and upon disbursement by Landlord's Lender reimburse Tenant promptly for one-half of all amounts shown in the request as expenditures for costs to which the Tenant Improvement Allowance applies, as hereinbelow provided, up to the maximum amount set forth above.

          2.2 Tenant's Improvement Allowance (twenty-five dollars ($25.00) per rentable square foot on the Premises) shall be applied to, but not limited to the following costs:

          (i) Costs paid to general contractors and subcontractors for labor, material, permits, bonds and the like relating to the Premises;

          (ii) Construction management fee to Landlord in the amount of two (2%) percent of the Tenant Improvement Allowance;

          (iii) Building core improvements items such as lobbies, restrooms, locker areas with showers, janitorial room, interior finishes for the stairs (including framing, lights, etc.), deck penetrations, structurally reinforcing the roof for Tenant's HVAC, caulking of interior concrete joints, and screening of mechanical equipment ("Building Core Improvements");

          (iv) Cost of labor, material and overhead for change orders approved by Landlord in accordance with this Exhibit B-1 and minor field changes;

          (v)     Architectural, engineering and other design fees;

          (vi)    Plans, drawings and printing costs;

          (vii)   Insurance premiums;

          (viii)  Cost of any reasonably required reports, surveys or studies;

          (ix) The cost of utility connections, installation of utility facilities and meters and user installation or hook-up fees;

          (x) All governmental fees and development impact fees, including fees for permits, charges and costs of obtaining governmental approvals;

          (xi)    Recording costs and filing fees.

          2.3 Tenant's architect, as described in Paragraph 2.4, shall furnish all architectural and engineering plans and specifications ("Core Improvement Plans and Specifications") required for the construction of Building Core Improvements. Core Improvement Plans and Specifications shall be based on the Interior Improvement Specifications attached as Exhibit B-2 herein, or as otherwise indicated by Landlord. It is understood and agreed by Tenant that any minor changes from any plans and specifications that may be reasonably necessary during construction of the Premises shall not affect, change or invalidate this Lease and shall not require Tenant's consent.

          2.4 Tenant shall contract with WHL Architects for Tenant's Work to furnish architectural plans and specifications ("Tenant's Plans and Specifications") required for the construction of Tenant's Work. Tenant's Plans and Specifications shall also be based on the Interior Improvement Specifications attached hereto as Exhibit B-2.

          2.5 Tenant shall contact with South Bay Construction for completion of Tenant's Work. Tenant's suppliers, contractors, workmen and mechanics shall be subject to approval by Landlord, which shall not be unreasonably withheld or delayed, prior to the commencement of work and shall be subject to Landlord's administrative control while performing their work. Landlord shall coordinate with Tenant's representative the scheduling of Tenant's Work. Prior to Commencement of Landlord's Work, Tenant shall notify Landlord with respect to any special scheduling requirements of Tenant in connection with the installation of Tenant's Work. If at any time any supplier, contractor, workman or mechanic performing Tenant's Work hinders or delays any other work in the Building or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, Tenant shall take all steps necessary to bring an end to the delay or hindrance, and the contractor in question shall not recommence Tenant's Work until reasonable steps have been taken to avoid further delay or hindrance. In performing Tenant's Work, Tenant shall be required to employ contractors (and subcontractors) which (a) are parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO and (b) employ only members of such labor organizations to perform work within their respective jurisdictions), with the exception of labor hired for network cabling for personal and mainframe computer systems and related items. Tenant shall reimburse Landlord for any repairs or corrections of Landlord's Work or of Tenant's Work or of any portion of the Building caused by or resulting from the work of any supplier, contractor, workman or mechanic with whom Tenant contracts. Landlord shall provide access to Tenant's suppliers, contractors, workmen and mechanics so as to achieve timely completion and occupancy of the Premises.

          2.6 Unless the Lease has been terminated pursuant to Paragraph 26 of the Lease, upon the termination or expiration of the Lease, as such term may be extended, Tenant shall have the right to remove items listed in Exhibit B-3 which have been installed and paid for by Tenant. Tenant shall repair any damage to the Premises resulting from such removal, patch and repair the walls, floor and ceiling and return the Premises in clean condition. Landlord shall have a security interest in Tenant's Work pursuant to Paragraph 19. of the Lease.

     3.   COMPLETION DATES

          3.1 Tenant shall notify Landlord in advance of the approximate date on which tenant's Work will be substantially completed and will notify Landlord when Tenant's Work is in fact substantially completed ("Substantial Completion"). If any dispute shall arise as to whether the Premises are substantially completed and ready for Tenant's occupancy, a certificate furnished by an independent architect mutually agreed to by Landlord and Tenant certifying the date of Substantial Completion shall be conclusive. The following shall constitute tenant delays ("Tenant Delays") under the Lease:

               (a) Tenant's failure to furnish complete and timely instructions or approvals;

               (b) Tenant's failure to submit conceptual plans for Tenant's Work to Landlord within forty-five (45) days from the date on which Landlord commences Landlord's Work;

               (c) Tenant's failure to submit preliminary Plans and Specifications for Tenant's Work for approval by Landlord within seventy-five
(75) days from the date on which Landlord commences Landlord's Work unless caused by Landlord's delay in responding to Tenant's conceptual plans;

               (d) Tenant's failure to enter into contracts with WHL Architects and South Bay Construction for design and construction of Tenant's Work within ninety (90) days from the date on which Landlord commences Landlord's Work;

               (e) Tenant's failure to diligently pursue to completion the construction of Tenant's Work unless caused by Landlord, its agents or contractors;

               (f) Tenant's failure to deliver a Certificate of Occupancy and a set of as-built plans to Landlord within thirty (30) days after Substantial Completion of Tenant's Work, unless caused by a delay by Landlord.

Tenant Delays resulting in postponement of the Term Commencement Date shall cause Tenant to be charged Rent under the terms of the Lease for each day of such delay. All time periods indicated above shall be computed on a calendar basis with no allowance for holidays, weekends or other customs.

            3.2 Except as otherwise provided in Section 3 of this Lease, failure of Landlord to deliver possession of the Premises within the time and in the condition provided for in the Lease will not give rise to any claim for damages by Tenant against Landlord or Landlord's general contractor. If Landlord fails to deliver the Premises in the condition as provided for under this Lease, Landlord shall promptly correct any such deficiencies, excluding any immaterial deficiencies which do not prevent Tenant from using the Premises for their intended use. If Landlord fails to correct such deficiencies within a reasonable time, Tenant may pursue its legal remedies against Landlord.

                                  EXHIBIT B-2

                      INTERIOR IMPROVEMENT SPECIFICATIONS

NOTE: Not all specified items listed herein refer to this project.

1.   WALLS

     A. All walls receive paint to be properly prepared. Texture to be medium spray finish with 1 coat of latex paint to cover. Paint to be Pittsburg Doric white.

     B. Demising walls, between tenant spaces to roof height shall be metal studs with 5/8" gypsum board both sides. Fire tape finish. U.O.N. See T.I. drawings for size, gauge and spacing.

     C. Restroom studs with 5/8" gypsum board to 6" above adjacent ceiling U.O.N. with friction fit sound batt insulation. Wainscot at wet walls to be +4' -0' high with ceramic tile. Texture to be smooth finish with semi-gloss latex paint U.O.N.

     D. Interior Office Walls. Metal studs with 5/8" gypsum board on both sides to underside of ceiling, U.O.N. Perimeter office walls between office and warehouse areas to 6" above ceiling, U.O.N. per Title 24 energy calculation requirements.

     E. Other. As may be directed by code or tenant purposes for fire protection, sound or energy insulation, demountability and aesthetics.

     F. See tenant improvements drawings for specifications on size, gauge and spacing of studs.

2.   CEILING

     A.   General. Finished ceiling height to be 10'.

     B. Restrooms. Finished ceiling height to be 9' with metal joist with 5/8" gypsum board. Texture to be smooth finish with semi-gloss latex paint with friction fit sound batt insulation. See tenant improvement drawings for specifications on size, gauge and spacing of joists.

     C. Office. 2' x 4' T-bar suspended ceiling system with 2' x 4' Second Look II acoustical ceiling tile by Armstrong or approved equal.

     D. Other. As may be directed by tenant or as may otherwise be required by tenant or codes. See tenant improvement drawings.

3.   FLOOR COVERING

     A. Carpet - 30 oz. cut pile nylon Design Weave "Westbridge"/26 oz. loop Design Weave "Caravan" or equivalent without pad. Carpet to be glued down installation. Color to be selected by Tenant.

     B. V.C.T. Armstrong "Standard Excelon" - 1/8" gauge: 12" x 12" or approved equal.

     C.   Sheet vinyl Congoleum "Forever" or approved equal.

     D.   Base. 2-1/2" coved base at carpet and resilient floors.

     E.   Ceramic tile at toilet rooms with 6" ceramic tile base.

     F.   Sealed Concrete. Sealed with a clear acrylic sealer.

4.   DOORS

     A. Interior. SP Particleboard Core Oak 3'-0" x 9'-0", Rotary Sawn Red Oak Veneer door by Weyerhauser or equal. 20 minute rated at one hour fire walls.

5.   FRAMES (DOORS & WINDOWS)

     A. Timely Standard prefinished steel door and sidelight frame in standard white. "Timely II" at rated walls.

     B.   Other. As may be directed by code.

6.   HARDWARE

     A. Latch set and lockset - Schlage D Series in brushed stainless steel with H.C. Levon lever.

     B.   Butts - 2 pair per door finished to match.

7.   RESTROOM ACCESSORIES

     A. Water closet, white American Standard flush valve #2221.18 with Olsonite #95 seat and Sloan Ryal #110.3 flush valve. H.C. stalls to have white #9468.018 water closet with Sloan Royal #115.3 flush valve.

     B. Urinal, white American Standard "Washbrook" #6501.010 with Sloan Royal #186 flush valve.

     C.   Lavatory, American Standard with faucet #0355.027 and drain #2103.786.

      D.    Recessed towel dispenser/waste receptacle, Bobrick #B3944.

      E.    Surface mounted seat cover dispenser, Bobrick.

      F.    Surface mounted toilet tissue dispenser, Bobrick #B2740.

      G.    Hook, Bobrick #B8682.

      H.    Grab bars, Bobrick #B6806, 36" and 42".

      I. Toilet partitions, Bobrick 1080 series, plastic laminate, or equivalent. Baked enamel floor-braced with coat hook/bumper.

      J.    Urinal partitions, Bobrick 1085 "Duraline" series, or equivalent.

      K. Recessed toilet room accessories, Bobrick B301, B3570 and B35704, or equivalent.

8.    HVAC

      Gas-fired roof-mounted VAV system for cooling, heating and ventilation. Designed and installed in accordance with the California Energy Act - Title 24.

            1. All cuts in roof to be properly sealed, flashed and hot mopped.

9.    ELECTRICAL

      A.    Designed and installed in accordance with the California Energy Act
            - Title 24.

      B. Power distributed as required by tenant for warehouse, assembly and manufacturing equipment, appliance operation and special office machinery shall be ceiling hung U.O.N.

      C. Warehouse/Manufacturing/Assembly Lighting. High Bay THS 150-watt high pressure sodium light fixtures by Lithonia or equal in areas with open ceiling. U.O.N. See tenant improvement drawings. T-bar dropped ceilings 2' x 4' recessed mounted fluorescent fixtures with light levels ranging from 15-75 foot candles as specified by Owner. Fixtures same as for office lighting following.

      D. Office lighting is 2' x 4' recessed mounted fluorescent fixtures, Lithonia 2PM4G B3 40 18LS 120 or equal, approved by Owner, with parabolic lens.

      E.    Downlights. Halo#117-1CT-331-P Coilex Baffle 7" O.D. trim.

      F.    Wallwashers. Halo#1176-T-425P Coilex Baffle with scoop trim 7" O.D.

      G. Track Lights. Halo 120v single circuit power trac with Coilex Continental lampholdes #L733P.1.

      H.    Wall-mounted fixture at restroom. Lithonia Wallens #W240-120A.

      I.    Other lighting as required by tenant or code.

      J. Provide plates for all power outlets. Provide pull wires at all telephone and cable (C.R.T.) pull locations as indicated on plan.

      K.    Illuminated exit signs as required by tenant or code.

      L.    Emergency Lighting as required by code.

10.   FINISHES/SPECIALTIES

      A. Special office wall or floor finishes. See tenant improvement drawings or specifications.

      B. Lunch room, conference room, coffee or wet bar cabinetry and plumbing. See tenant improvement drawings.

                                  EXHIBIT B-3

                     MOVEABLE EQUIPMENT AND TRADE FIXTURES

     Moveable Equipment & Trade Fixtures includes:

          Lienable and Removable Items

1.   Special Devises used in Research Activities for the Following Processes:
     a)   Storage
     b)   Analysis
     c)   Synthesis
     d)   Measurement
     e)   Chemical, Biological, or Physical Manipulation
     f)   Drug Screening Equipment
     g)   Clinical Assays
     h)   Information Systems
2.   computers
3.   Computer Terminals and Printers
4.   Computer Network
5.   Microwave Antennas
6.   Telephone Sets, Operator Switchboards
7.   Modular Prefabricated Enclosures (Cole & Warm Rooms)
8.   Security System Controls
9. Cylinders, Tanks, Batteries and Other Equipment for Generating or Supplying the Following Services to the Basic Building Systems (Other Than Electrical and HVAC);
     a)   Laboratory Compressed Air
     b)   Nitrogen
     c)   Carbon Dioxide Oxygen
     d)   Other Gases
     e)   Process Steam
     f)   Vacuum
     g)   Distilled Water
     h)   Deionized Water
     i)   Supplemental Process
          i)   Refrigeration
          ii)  Heating
     j)   Emergency Generator
     k)   Non-Standard Frequency and Voltage Electricity
10.  Architectural
     a)   Window Coverings
     b)   Lab Casework, Counters, and Shelving
11.  Electrical
     a)   Telephone Terminal Backboard & Cabinet
     b)   Telephone Conduit, Wiring Outlets and Cover Plates
     c)   Computer Conduit, Wiring Outlets and Cover Plates
     d)   Motor Generator
     e)   Security System Wiring
     f)   Critical Conditioning Monitoring Equipment
12.  Mechanical - HVAC
     a)   Hoods
     b)   Hood Exhaust Duct Work
     c)   Hepafilters
13.  Mechanical - Plumbing
     a) Distribution Lines, Connections and cover Plates for process Gases and Fluids such as Carbon Dioxide, Nitrogen, Oxygen, Freon and Distilled and Deionized Water
     b)   Sinks and Fixtures
     c)   Equalization Vault and All Interior Components
     d)   Vacuum Piping

                                   EXHIBIT C

                         INITIAL PROJECT SPECIFICATIONS

GENERAL DESCRIPTION

     -    Two story concrete tilt-up construction.

     - Clear heights of approximately 13'6" on the top floor and 14'6" on the bottom floor.

     -    Bay spacing of 30' x 30' on the top and bottom floors.

BUILDING STRUCTURE

     - All foundations to include footings, foundation walls or other building foundation components required to support the entire building structure.

     -    Columns shall be steel box.

     - All columns, beams, joists, purlins, headers, or other framing members to support the roof, roofing membrane and stair openings.

     - Ten inch (10") thick structural concrete slab on grade with #4 reinforcing bars at 18" on center and #6 reinforcing bars at 13" on center.

     - Two and a half (2-1/2") thick concrete slab over metal deck supported by structural open web and columns.

     - Exterior walls that enclose the perimeter of the building with steel reinforcing and structural connections that may be necessary or required.

     - All exterior glass and glazing with painted aluminum frames. Glass to be tinted as appropriate to the aesthetic design of the building. All exterior doors, door closer and locking devices necessary for proper functioning.

     -    Hybrid Vulcraft panel roof system to support roofing membrane.

     - Four (4) ply built-up roofing (including a base sheet, two plys and a cap sheet) and all flashings by Owens-Corning, Johns Manville, or equal.

     - Painting of all concrete with Tex-Coat or Kel-Tex textural paint. All caulking of exterior concrete joint in preparation for painting.

     - The foundation and structural framing should be designed to support a minimum live load of 100 pounds per square foot in all areas on top floor and 125 pounds on bottom floor.

     - The floor-to-floor height of the building shall allow a minimum of 10'0" interior drop ceiling height.

     -    Roof hatch and ladder within each building.

     -    One (1) 3,500 lb. capacity elevator.

     - Three (3) interior stairs consisting of stair assemblies with metal handrails to be provided f.o.b. at job site.

PLUMBING

     - Underground sanitary sewer laterals connected to the city sewer main, the street and piped into the building and under the concrete slab on grade for the length of the building. Sewer lines to consist of a four inch (4") sanitary sewer line and a four inch (4") biowaste sewer line. Sanitary sewer line under the slabs will be in a close proximity to the building restroom locations.

     - Domestic water mains connected to the city water main in the street and stubbed to the building. Water main to the building shall be three inches (3") in size with a three inch (3") supply line.

     - Roof drain leaders piped and connected to the site storm drainage systems. Overflow drains daylight two inches (2") above grade.

ELECTRICAL

     - Gas lines connected from the city public utility mains and gas meters adjacent to, and in close proximity to the building. Meters supplied by utility company.

     - All primary electrical service to the building that is complete including underground conduit and wire feeders from transformers pads into the building's main switchgear electrical room. The electrical characteristics of the secondary side of the transformers shall be 277/480 volt, 3 Phase and the rated capacity of the transformers shall be 2,000 amps for each building.

     - Underground pull section, meter, and panel(s), for site lighting and landscaping.

     - An electrically operated landscape irrigation controller that is a complete and functioning system.

     - Underground conduit from the building to the main fire protection system, shut off valve (PIV) for installation for security alarm wiring.

     - All parking lot and landscaping lighting to include fixtures, underground conduit, wire distribution panel and controller. All exterior lighting shall be a complete and functioning system.

FIRE PROTECTION

     - A complete and fully functional overhead automatic fire sprinkler system distributed throughout the building with a density of .2/3000.

     - System shall include all sprinkler heads that may be required by building codes above the ceiling, when ceilings are installed.

LOADING

     -    Two (2) grade level 10' x 12' roll-up doors per building.

SITEWORK

     - All work outside the building perimeter walls shall be considered site work for the building shell and shall include grading, asphalt, concrete, paving, landscaping (hard and soft), landscape and irrigation, storm drainage, utility service laterals, curbs, buffers, sidewalks, specialty paving (if required), retaining walls, fencing and gates, trash enclosures, planters, parking lot and landscape lighting and other exterior lighting per code.

     - Paving sections for automobile and truck access shall be according to the Geological Soils Report.

     -    All parking lot striping to include handicap signage and spaces.

     - Underground site storm drainage system shall discharge to the San Francisco Bay via an existing 24" storm drain connected to the city storm system main.

EXCLUSIONS

The following items are not included in the building shell:

     -    Roof screen.

     -    Proof loading roof for mechanical equipment.

     -    Deck penetrations for mechanical equipment.

     -    Caulking of interior concrete joints.

     -    Framing and finishes for interior stairs.

     -    Electrical panels and distribution.

     -    Security system.

                                   EXHIBIT D

                          TENANT ESTOPPEL CERTIFICATE

          TO: Trammell Crow Northern California Development, Inc. 1241 East Hillsdale Blvd., Ste. 200
                    Foster City, CA 94404

THIS IS TO CERTIFY:

     1. That the undersigned is the Tenant under that certain Lease dated ______________, and, if applicable, amended on _____________, by and between
__________________ ("Landlord"), and the undersigned ("Tenant") covering those certain premises located as shown on the drawing made part of the Lease (the "Premises").

     2. That said Lease is in full force and effect and, except as noted in Paragraph 1, above, has not been modified, changed, altered or amended in any respect, and is the only lease or agreement between the Tenant and the Landlord affecting the Premises.

     3. To the best of Tenant's knowledge, the information set forth below is true and correct:

          (a) Square footage of the Premises: __________________________________
          (b) Annual rent as of the Commencement of Lease: $____________________
          (c) Current annual rent (if different that at commencement): $________
          (d) Commencement date of Lease: ______________________________________
          (e) Lease termination date: __________________________________________
          (f) Rent paid to and including: ______________________________________
          (g) Security deposit: $_______________________________________________
          (h) Prepaid rent for and in amount of $_______________________________
          (i) Free rent period: ______________________ to ______________________
          (j) Amount of current monthly escrow payment obligations with respect to taxes, insurance, and Common Area Maintenance charges under the
              Lease:

              Taxes:                              $_____________________________
              Insurance:                          $_____________________________
              Common Area Maintenance Charges:    $_____________________________

          (k) Dates through which Tenant has paid monthly escrow payments and Common Area Maintenance charges:

               Escrow Payment for Taxes:          ______________________
               Escrow Payment for Insurance: ______________________ Common Area Maintenance Charges: ______________________

     4. DELETE IF TENANT HAS NOT OCCUPIED THE PREMISES: Tenant now occupies the Premises, accepts the Premises in their current condition subject only to those punch list items listed in Exhibit A, if any, and is not aware of any defect in the Premises except as described in Exhibit A, if any.

     5. DELETE IF TENANT HAS OCCUPIED THE PREMISES: Tenant does not occupy the Premises. The status of the plans and specifications for and the construction of Tenant Improvements is described in Exhibit A. Tenant is familiar with the Tenant Improvement work done to date and is not aware of any defect in such work, except as described in Exhibit A.

     6. No rent has been paid in the current month other than as disclosed in Paragraph 3. No free rent or other concessions, benefits, or inducements other than as specified in the Lease have been granted to Tenant or undertaken by the Landlord.

     7. Tenant has not been granted any renewal, expansion, purchase options or any rights of first refusal, except as disclosed in writing in the Lease.

     8. Neither Tenant nor to the best of Tenant's knowledge, Landlord is in breach of the Lease and there has not occurred any event, act, omission or condition which by notice or lapse of time or both or otherwise, will result in any breach by Tenant or to the best of Tenant's knowledge, by Landlord. As of the date hereof and except as set forth in the Lease, the undersigned is entitled to no credit, offset or deduction in rent. Tenant knows of no liabilities or obligations of Landlord which have accrued but are unsatisfied under the Lease as of the date of this Certificate.

     9. To the best of Tenant's knowledge, there are no actions, whether voluntary or otherwise, pending against the undersigned under the bankruptcy laws for the relief of debtors of the United States or any state thereof.

     10. With the execution of this Lease and except as otherwise disclosed in writing to Landlord, neither the Tenant nor any affiliate of the Tenant is a tenant under a lease or any other tenancy arrangement (i) with (a) ________;
(b)________; (c) ________; or (iii) involving any property in which the entities named in clauses (___), (___) or (___) are known by the Tenant to have an ownership interest.

DATED this ___ day of ________, 19___.


                                        TENANT:


                                        ----------------------------------------

                                        By:
                                           -------------------------------------

                                        Name:
                                             -----------------------------------

                                        Its:
                                            ------------------------------------


     (Tenant to attach Exhibit A to Tenant Estoppel Certificate, List of Defects, if necessary.)

                                   EXHIBIT E

                             RULES AND REGULATIONS
                           FOR TENANT'S CONTRACTOR(S)


1. Tenant's contractor will be responsible for making arrangements with Landlord as to time for the use of Building and equipment such as elevators and loading areas. The delivery of materials, equipment and supplies to the Building or Premises must be coordinated with Landlord at least two (2) business days prior to delivery. The Building debris box is not to be used for waste produced by Tenant's contractor.

2. Tenant's contractor shall not interfere with the Landlord's contractor and sub-trades in any way and will cooperate fully with same.

3. All Tenant's contractor's waste and debris must be removed from the Premises and Building regularly and promptly. All combustible waste and debris must be stored in a covered, fire-proof container prior to removal.

4. Tenant's contractor and sub-trades shall take all precautions to ensure the security and the site condition of the Premises and Building in which the work is being performed, including their own tools, equipment and materials, and are responsible for any damage caused by employees and sub-trades to any part of the Building or Premises.

5. Tenant's contractor shall remove and properly replace underfloor duct access covers as required for Tenant's trades and services. Any damage to underfloor duct access coverings shall be repaired or replaced by Tenant's contractor to the satisfaction of Landlord.

6. Tenant's contractor must provide their own fire protection equipment, have same on premises at all times and conform to any requirements of Landlord's contractor regarding fire protection.

7. Tenant's contractor shall carry out all work in compliance with all Federal, State, County and City Building Codes and applicable Acts, Ordinances and Statutes.

8. Tenant's contractor shall provide all their own protective devices and coverings, so as to protect the Building finishes provided by Landlord in the Building.

9. No attachments to or use of window frames and mullions, ceiling systems, glass, ceiling frame or Building frame, will be permitted without the expressed written consent of Landlord.

10. All Tenant's contractors, employees and trades must be confined to the area in which work is being performed.

11. Tenant or Tenant's contractor shall carry builder's risk insurance with limits of not less than the amount requested by Landlord, insurance covering loss or damage to the work during the course of construction; worker's compensation/employer's liability insurance covering all employees of contractor and subcontractor. All such policies shall name Landlord and Tenant as additional insureds. A certificate of insurance must be provided to Landlord prior to commencement of work.

12. Any construction, alteration, maintenance, repair, replacement, removal or decoration undertaken by Tenant's contractor shall be carried out in a good, workmanlike, and prompt manner, shall comply with applicable statutes, laws, ordinances, regulations, rules, orders and requirements of the authorities having jurisdiction thereof, and shall be subject to supervision by Landlord or its employees, agents, or contractors. All construction shall be performed in a timely manner without delays or interruptions.

13. Tenant's contractors shall not use excessive quantities of electricity or water and shall not shut off any water, electricity, sprinkler systems or other services without first obtaining Landlord's express authorization.

                                   EXHIBIT F

                       DISCLOSED HAZARDOUS MATERIALS LIST

                                   EXHIBIT G

                    AGREEMENT REGARDING SHELL MODIFICATIONS

As set forth in Exhibit B-1 to this Lease, Landlord is to complete and pay for all costs involved in certain construction ("Landlord's Work"). Landlord's Work includes the construction of a building shell more particularly described in Exhibit C and Exhibit C-1 to the Lease ("Initial Project Specifications"). Landlord's Work is to be completed through Landlord's general contractor, South Bay Construction ("Contractor"). Tenant desires to have Landlord modify certain items set forth in the Initial Project Specifications ("Modifications"). Regarding such Modifications, Landlord and Tenant hereby agree to the following terms and conditions:

     1. During Landlord's construction of Landlord's Work Tenant may request in writing ("Proposal") Modifications to the Initial Project Specifications which Tenant desires. Landlord shall have the right to approve or to disapprove each Proposal in Landlord's sole and absolute discretion. In the event Landlord approves some or all of the proposed Modifications, Landlord shall have Contractor estimate the cost of such Modifications, which cost shall be presented in writing to Tenant for Tenant's review and written approval. Tenant's failure to approve or disapprove the estimated cost of the approved Modifications within five (5) calendar days after receipt of the estimate shall be conclusively deemed a disapproval.

     2. Tenant shall be solely responsible for and pay to Landlord: (a) all costs reasonably incurred by Landlord for Landlord's review of a Tenant Proposal, including, but not limited to, any architectural, engineering and consulting costs incurred by Landlord or Contractor to define the scope and/or estimate the costs of any Modifications proposed by Tenant (such costs shall be paid by Tenant whether the Proposal is approved or disapproved by Landlord and regardless of whether Tenant approves or disapproves the estimated cost of the proposed Modifications); (b) the actual increase in cost as a result of constructing the approved Modifications; (c) a fee for the Contractor's overhead and profit per Landlord's construction contract with Contractor; and
(d) all other costs and expenses reasonably incurred by Landlord in connection with the review, approval, and construction of the Modifications, including, but not limited to, permit fees and change order costs (collectively, the Modification Costs"). Tenant shall pay the Modification Costs within ten (10) days after Landlord submits to Tenant an invoice thereof, provided that Landlord shall not submit an invoice for any Modifications Costs until Landlord has been billed for such Cost. Landlord may invoice the Modifications Costs for any Proposal in one or more separate invoices in Landlord's discretion. Tenant's failure to pay the invoiced Modifications Costs in full within the time prescribed above shall constitute an Event of Default by Tenant under
Section 26A(2) of this Lease and in such case Landlord shall be entitled to all of its remedies under this Lease in addition to its remedies at law as a result of such failure to pay.

3. Landlord and Tenant acknowledge that review of Proposals and construction of proposed Modifications could delay construction of the Landlord's Work and, consequently, the date on which Landlord grants permission to Tenant to commence construction of Tenant's Work pursuant to Section 3 of this Lease. Landlord and Tenant hereby agree that any such delay shall be a "Tenant Delay" for the purposes of this Lease, and, in particular, for purposes of Section 3 of the Lease. For purposes of determining the number of days of such Tenant Delay, Landlord and Tenant agree that the good faith joint determination thereof by Dan Kirby (of Dowler Gruman Architects) and Douglas White (of WHL Architects), Landlord's and Tenant's architects, respectively, shall be conclusive and binding on both Landlord and Tenant.


                                       1